Registration No. ______________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CARDINAL ENERGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	1381	26-0703223
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

6037 Frantz Road, Suite 103
Dublin, OH 43017
(614) 459-4959
(Address, including zip code and telephone number, including area code, of registrant’s executive office)

Incorp Services, Inc.
2360 Corporate Circle, Ste 400
Henderson, NV 89074-7722
(800) 246-2677
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura Anthony, Esq.

Legal & Compliance, LLC

330 Clematis Street, Suite 217

West Palm Beach, FL 33401

Phone: 561-514-0936

Fax: 561-514-0832

As soon as practicable after this Registration Statement becomes effective

_________________________________________________________________________________________________

(APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC)

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-accelerated Filer	[ ]	Smaller Reporting Company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share(1)		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock	2,500,000		$1.30		$3,250,000	$443.30

Common Stock by Selling Shareholders	15,801,751	(1)	$1.30	(2)	$20,542,276	$2,801.97

Total	18,301,751				$23,792,276	$3,245.27

(1) Represents shares offered for resale by certain selling shareholders.

(2) Estimated solely for purposes of calculating the registration fee under Rule 457 under the Securities Act of 1933 based on the average of the bid and asked prices of the registrant’s common stock as reported on the OTC Markets OTCQB tier on July 22, 2013.

The registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Company may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED - July__, 2013

CARDINAL ENERGY GROUP, INC.

No minimum - 2,500,000 Shares of Common Stock Maximum and

15,801,751 shares by Selling Shareholders

Cardinal Energy Group, Inc. (the “Company”, “we”, “our” and “us”) is offering directly up to 2,500,000 shares of our common stock (the “Direct Offering Shares”) at a fixed price of $1.30 per Share and the selling stockholders named in this prospectus are selling 15,801,751 shares of our common stock. Our direct primary offering of the Direct Offering Shares is being conducted on a “self-underwritten,” basis, which means our officers and directors will attempt to sell the Direct Offering Shares. There is no minimum number of Direct Offering Shares required to be purchased. We have made no arrangements to place subscription funds in an escrow, trust or similar account which means that funds from the sale of the Direct Offering Shares will be immediately available to us for use in our operations. Subscriptions, once received and accepted, are irrevocable. The Direct Offering Shares will be offered at a price of $1.30 per share for a period of six (6) months from the date of this prospectus unless extended by our Board of Directors for an additional six (6) months (the “Offering Period”). The offering will end on December 31, 2013 unless the offering is fully subscribed before such date or we decided to terminate the offering prior to such date. In either event, the offering may be closed without further notice to you. The sale of shares by selling security holders will continue after the Company’s direct offering has concluded.

We will receive all proceeds from the sale of the Direct Offering Shares. We will not receive any proceeds from the resale of our common stock by the Selling Stockholders. Mr. Timothy W. Crawford is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of 9,391,156 shares our common stock beneficially owned by Mr. Crawford under this Registration Statement. We will be responsible for all fees and expenses incurred in connection with the preparation and filing of this registration statement, provided, however, we will not be required to pay any underwriters’ discounts or commissions relating to the securities covered by the registration statement.

Our common stock is quoted on the OTCQB Tier operated by OTC Markets Group, Inc. (the “OTCQB”) and trades under the symbol “CEGX”. There have been minimal recent public quotations of our common stock. There has never been an active public market for our common stock. On July 22, 2013, the closing sale price for our common stock was $1.30 on the OTCQB.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS IN THIS PROSPECTUS BEGINNING ON PAGE 5 FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. The Selling Stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

________________________________

The date of this prospectus is July 31, 2013

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PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should carefully read the entire prospectus, including the section entitled “Risk Factors” and our financial statements and related notes, before you decide whether to invest in our common stock. If you invest in our common stock, you are assuming a high degree of risk. See the section entitled “Risk Factors.” References to “our,” “our company,” “us,” or “the Company” refer to Cardinal Energy Group, Inc. and its subsidiaries, unless the context indicates otherwise.

About Us

We were incorporated in the State of Nevada on January 19, 2007 under the name Koko Ltd. for the purpose of developing, manufacturing and selling a steak timer. On September 28, 2012, we changed the focus of our business when we acquired all of the ownership interests of Cardinal Energy Group, LLC, an Ohio Limited Liability Company which is engaged in the business of exploring, purchasing, developing and operating oil and gas leases. We changed our name to Cardinal Energy Group, Inc. on October 10, 2012 in connection with this acquisition.

We intend to acquire additional producing and non-producing oil and gas properties in future. On July 3, 2013 we completed the acquisition of an 85% working interest in producing oil and gas leases located in Shackelford County, Texas known as the Conway-Dawson Leases (the “Conway-Dawson Leases”) from an unaffiliated third party. We paid $400,000 for the Conway-Dawson Leases, all of which was paid pursuant to a 24-month balloon Secured Promissory Note (the “Note”) with an annual interest rate of six percent (6%). If we pay the Note in full within 90 days of its issuance, the outstanding principal amount of the note and accrued interest shall be reduced by 10%. We intend to repay the Note by allocating 40% of the monthly proceeds after the lease operating expenses attributable to our working interests are deducted will be paid directly to the seller to reduce the debt under the Note.

We have nominal revenues, have achieved losses since inception, have limited operations, have been issued a going concern opinion by our auditors and currently rely upon the sale of our securities to fund operations.

We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause us to change our plans.

SUMMARY OF THE OFFERING

Issuer:	Cardinal Energy Group, Inc., a Nevada corporation

Common stock offered by us:	We are offering (the “Offering”) on a direct primary basis up to 2,500,000 shares of our common stock (the “Direct Offering Shares”) at a price per share of $1.30 for a total offering of up to $3,250,000. There is no minimum number of Direct Offering Shares required to be purchased, and subscriptions, once received and accepted, are irrevocable.

Common stock offered by selling stockholders:	15,801,751 shares

Common stock outstanding before the offering:	34,928,367 shares

Common stock outstanding after the offering:	Up to 37,428,367 shares of common stock (assuming all 2,500,000 Direct Offering Shares are sold in this Offering).

Offering Period:	The Direct Offering Shares will be offered for a period of six (6) months from the date of this prospectus unless extended by the Board of Directors for an additional six (6) months or unless the Offering of Direct Offering Shares is fully subscribed before such date or we decided to terminate the Offering of Direct Offering Shares prior to such date. In either event, the Offering may be closed without further notice to you.

Proceeds to Company:	$3,250,000, if all Direct Offering Shares are sold in the Offering. There is no minimum number of Direct Offering Shares required to be purchased.

Use of proceeds:

We intend to use the net proceeds raised from the sale of the Direct Offering Shares for general working capital and operations.

We will not receive any proceeds from the sale of the shares by Selling Stockholders.

Risk factors:	You should carefully read and consider the information set forth under the caption “Risk Factors” beginning on page 2 and all other information set forth in this prospectus before investing in our common stock.

OTCQB Symbol:	CEGX

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below as well as other information provided to you in this prospectus, including information in the section of this document entitled “Forward Looking Statements.” The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

The volatility of oil and gas markets may have an adverse affect on our operations.

In the past few years, the price of oil and gas has been volatile. During the last five years the price of oil has fluctuated from a low of approximately $40.00 per barrel to a high of approximately $145.00 per barrel. The price of natural gas has fluctuated from a low of approximately $1.80 per 1,000 cubic feet to a high of approximately $13.00 per 1,000 cubic feet. At the present time the price of oil is near $103.00 per barrel. The price of natural gas is near $3.60 per 1,000 cubic feet. There is no assurance that in the future prices for oil and gas production will stabilize at current rates. This fluctuation could have an adverse affect on our operations if it should drop.

Title to our oil and gas leases could be defective in which case we may not own the interests that we believe we do.

It is customary in the oil and gas industry that upon acquiring an interest in a property, that only a preliminary title investigation be done at that time. We intend to follow this custom. If the title to the oil and gas interests we are seeking to acquire should prove to be defective, we could lose the costs of acquisition, or incur substantial costs for curative title work.

If demand for gas decreases, we may have shut-in our gas wells and revenues could be curtailed.

Production from gas wells in many geographic areas of the United States has been curtailed or shut-in for considerable periods of time due to a lack of market demand, and such curtailments may continue for a considerable period of time in the future. There may be an excess supply of gas in areas where our operations will be conducted. In such event, it is possible that there will be no market or a very limited market for our gas production. It is customary in many portions of California, Ohio, and Kentucky, to shut-in gas wells in the spring and summer when there is not sufficient demand for gas. This could result in a reduction in our revenues.

Operating and environmental hazards could have a negative impact on our operations.

Hazards incident to the operation of oil and gas properties, such as accidental leakage of petroleum liquids and other unforeseen conditions, may be encountered by us if we participate in developing a well and, on occasion, substantial liabilities to third parties or governmental entities may be incurred. We could be subject to liability for pollution and other damages or may lose substantial portions of prospects or producing properties due to hazards which cannot be insured against or which have not been insured against due to prohibitive premium costs or for other reasons. We currently do not maintain any insurance for environmental damages. Governmental regulations relating to environmental matters could also increase the cost of doing business or require alteration or cessation of operations in certain areas.

Because the probability of an individual prospect ever having oil and gas is extremely remote any funds spent on exploration will probably be lost.

The probability of an individual prospect ever having oil and gas is extremely remote. In all probability the property does not contain any oil and gas. As such, any funds spent on exploration will probably be lost which could result in a loss of your investment in our common stock.

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We have a history of losses, our accountants expressed doubts about our ability to continue as a going concern and we need additional capital to execute our business plan.

As of March 31, 2013, we had not yet achieved profitable operations. We have accumulated losses, a working capital deficiency and we expect to incur further losses in the development of our business, all of which, according to our accountants, casts substantial doubt about our ability to continue as a going concern. We will require additional funds through the receipt of conventional sources of capital or through future sales of our common stock, until such time as our revenues are sufficient to meet our cost structure, and ultimately achieve profitable operations. There is no assurance we will be successful in raising additional capital or achieving profitable operations. Wherever possible, our board of directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock and preferred stock. These actions will result in dilution of the ownership interests of existing stockholders and may further dilute our book value, and that dilution may be material.

We may use the proceeds of this offering to pay for our expenses even if our business is terminated and this means you may lose your entire investment.

Any funds raised in this offering from the sale of the Direct Offering Shares may be used immediately for our incurred expenses, even if we are later unable to complete our business plan. If this occurs, you may not receive your entire investment back because either we have used it to pay for offering costs or we have decided to liquidate and we are required to pay for other debts and liabilities. You may lose your entire investment.

We lack an operating history, have never had more than nominal revenues, have no current prospects for significant future revenues, and have losses which we expect to continue into the future. As a result, we may have to suspend or cease operations.

We were incorporated on January 19, 2007 for the purpose of manufacturing and selling a steak timer. On September 30, 2012, we completed an exchange of restricted shares of our common stock for all of the ownership interests of Cardinal Energy Group, LLC, an Ohio Limited Liability Company and changed our business focus from manufacturing steak timers to oil and gas exploration, development and production. We have no operating history upon which an evaluation of our future success or failure can be made. As of March 31, 2013, our net comprehensive loss for the three months ended March 31, 2013 was $568,005. We have never had more than nominal historical revenues. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

*	our ability to locate and acquire oil and gas producing properties;
*	our ability to generate revenues from the sale of oil and gas; and
*	our ability to reduce exploration costs.

Based upon our current plans, we may acquire operating leases in future periods. We are evaluating the potential acquisition of several oil and gas properties, some of which are in production, and have engineered reserves. We would also plan to drill and develop any such acquired properties. However, even if we are generating oil and gas revenue, our oil and gas field operating and development expenses, coupled with our general and administrative expenses could cause continued operating losses.

Because we are small and do not have much capital, we may have to limit our drilling activity which may result in a loss of your investment.

Because we are a small company, and currently have limited capital, we are constrained in our acquisition, exploration and development activities. We are constantly seeking additional capital in order to advance our oil and gas business model.

Because one of our officers has other outside business activities, our operations may be somewhat sporadic until such time as we have adequate capital in order to provide current adequate cash compensation.

Currently, four of our officers, three of whom also serve as directors, devote approximately full time to the company (based upon an 8 hour workday), and one officer devotes about 35% of his time to the company. However, because the company has very limited cash, the salaries for these individuals has been accrued, and not yet paid in cash.

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Risks associated with this offering:

Need for substantial additional capital.

We are in need of substantial additional capital, without which our ability to continue as a going concern will be jeopardized. In order to fund our ongoing, day-to-day operations, we will continue to require significant amounts of additional capital, and the failure to obtain such additional capital will materially adversely affect our operations. In order to complete acquisition of additional wells, drilling of recently acquired wells and remediate existing wells, it will be necessary to raise at least an additional $2,100,000]. There is no assurance that we will be successful in raising additional capital. If we raise additional capital through the sale of common stock, you could experience dilution. If we are unsuccessful in raising such additional capital, you could lose your entire investment.

The application of the “penny stock” rules could adversely affect the market price of our common shares and increase your transaction costs to sell those shares.

The Securities and Exchange Commission (the “SEC”) has adopted rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

●	that a broker or dealer approve a person’s account for transactions in penny stocks, and

●	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

●	obtain financial information and investment experience objectives of the person, and

●	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination and

●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

The initial offering price of the Direct Offering Shares have been arbitrarily determined and a limited public market exists for our common stock. There can be no assurance that a public market for our common stock, will develop.

The initial offering price of the Direct Offering Shares has been arbitrarily determined by us. The offering price of the Direct Offering Shares bears no relationship to our assets, book value, lack of earnings, net worth or other recognized criteria of value, including quoted stock prices. Prior to the offering, there has been a limited public market for our common stock on the OTCQB. If our securities are not eligible for continued quotation on the OTCQB or if an active public trading market does not develop, purchasers of the common stock in this Offering may have difficulty selling or be unable to sell their securities should they desire to do so, rendering their common stock effectively worthless and resulting in a complete loss of their investment.

We are conducting a direct primary offering with no minimum amount required to be raised and as a result we can accept your investment funds at anytime without any other investment funds being raised and may not raise sufficient funds to pay for the offering or operate our business beyond the next twelve months.

There is no minimum amount required to be raised before we can accept your investment funds and, as a result, investment funds will not be placed in an escrow account pending the attainment of a minimum amount of proceeds. Also, we may not sell enough shares of common stock in the offering to pay the expenses associated with the offering and continue our operations beyond the next twelve months as we believe that we need to raise a minimum of $2,100,000 in this offering to execute on our plan of operations. Once we accept your investment funds, there will be no obligation to return your investment funds even though no other investment funds are raised and there may be insufficient funds raised through this direct primary offering to cover the expenses associated with the offering and continue our operations beyond the next twelve months. Thus, you may be one of only a few investors in this offering in which you acquire stock in a company that continues to be under-capitalized. The lack of sufficient funds to pay expenses and for working capital will negatively impact our ability to implement and complete our plan of operation.

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Because we will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use them and the proceeds may not be invested successfully.

We will have broad discretion on the use of the offering proceeds. While we currently anticipate that we will use the net proceeds of this offering for working capital and other general corporate purposes, our management may allocate the net proceeds among these purposes as it deems necessary. In addition, market or other factors may require our management to allocate portions of the net proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the net proceeds from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for the Company.

Our future sales of our common shares could cause our stock price to decline.

There is no contractual restriction on our ability to issue additional shares. We cannot predict the effect, if any, that market sales of our common shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales by us of our common shares in the public market, or the perception that our sales may occur, could cause the trading price of our stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

We have Established Preferred Stock Which Can Be Designated By our Board of Directors Without Shareholder.

We have 100,000,000 shares of preferred stock authorized, none of which have been issued as of the date of this prospectus. The preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as adopted by the Board of Directors. Because the Board of Directors is able to designate the powers and preferences of the preferred stock without the vote of a majority of our shareholders, our shareholders will have no control over what designations and preferences our preferred stock will have. As a result of this, our shareholders may have less control over the designations and preferences of the preferred stock and as a result our operations.

The market price of our common stock may be volatile which could adversely affect the value of your investment in our common stock.

The trading price of our common stock may be highly volatile and could be subject to wide fluctuations in response to various factors. Some of the factors that may cause the market price of our common stock to fluctuate include:

●	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
●	changes in estimates of our financial results or recommendations by securities analysts;
●	failure of any of our products to achieve or maintain market acceptance;
●	changes in market valuations of similar companies;
●	significant products, contracts, acquisitions or strategic alliances of our competitors;
●	Success of competing products or services;
●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
●	regulatory developments;
●	litigation involving our company, our general industry or both;
●	additions or departures of key personnel;
●	investors’ general perception of us; and
●	changes in general economic, industry and market conditions.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management’s plans and assumptions regarding future events or performance. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance or results of current and anticipated sales efforts, expenses, the outcome of contingencies, such as legal proceedings, and financial results. Factors that could cause our actual results of operations and financial condition to differ materially are discussed in greater detail under Risk Factors appearing elsewhere in this prospectus.

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We caution that the factors described herein and other factors could cause our actual results of operations and financial condition to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We estimate that our net proceeds, after deducting the estimated expenses related to the sale of the Direct Offering Shares, assuming all Direct Offering Shares are sold, will be approximately $3,250,000 (based on an assumed offering price of $1.30 per share). We intend to use the estimated net proceeds in the priority set forth below within the first 12 months after completion of this offering:

	Approximate Amount	Percent of Net Proceeds
Drilling, completion and operating costs	$2,100,000	64.6%
General and administrative expenses	450,000	13.8%
Working capital	410,000	12.6%
Debt repayment	290,000	8.9%

Net proceeds to be received by us	$3,250,000	100%

Funds used in operations will be used to complete acquisition of additional wells, drilling of recently acquired wells and remediation of existing wells. General and administrative expenses include salaries for employees and contractors and general administrative expenses. Debt repayment is for short term debts of the company including shareholder loans.

In the event that we sell 10% or 50% of the Direct Offering Shares being offered, we expects to disburse the net proceeds as follows:

	10%	50%

Net proceeds to the Company:	$325,000	$1,625,000

Drilling, completion and operating costs	$325,000	$1,625,000

We will not receive any of the net proceeds from the sale of shares of our common stock in this offering by the selling stockholders.

SELLING SECURITY HOLDERS

We are registering for resale shares of our common stock that are issued and outstanding held by the selling stockholders identified below. We are registering the shares to permit the selling stockholders to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.” As of the date of this Prospectus there are 34,928,367 shares of common stock issued and outstanding.

The following table sets forth:

●	the name of the selling stockholders,
●	the number of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of the shares under this Prospectus,
●	the maximum number of shares of our common stock that may be offered for resale for the account of the selling stockholder under this Prospectus, and
●	the number and percentage of shares of our common stock to be beneficially owned by the selling stockholder after the offering of the shares (assuming all of the offered shares are sold by the selling stockholder).

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The selling stockholders are neither broker-dealers nor an affiliate of a broker-dealer. The selling stockholders do not have any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time they acquired the shares. Except as disclosed in this prospectus, none of the selling shareholders have had any position, office, or material relationship with us or our affiliates within the past three years. The information concerning beneficial ownership has been taken from our stock transfer records and information provided by the selling shareholders. Information concerning the selling shareholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.

The selling stockholders may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholders will sell all of the shares offered for sale. A selling stockholder is under no obligation, however, to sell any shares pursuant to this Prospectus.

Beneficial owner (1) (2)	Shares of common stock beneficially owned prior to Offering	Shares of Common stock offered under this prospectus	Shares of common stock beneficially owned after Offering	Percent Ownership After Offering
Patrick J. Swick	5,000	5,000	0	0%
Presentation Partners, LLC(3)	10,750	10,750	0	0%
Diana Cuillo	621,000	621,000	0	0%
John C. May	621,000	621,000	0	0%
William H. Earls	10,000	10,000	0	0%
Jean Almaria	10,000	10,000	0	0%
Jean Almaria	10,000	10,000	0	0%
Christine Miller	100,000	100,000	0	0%
William D. Crawford	10,000	10,000	0	0%
Rebecca Swick	5,000	5,000	0	0%
Alexandra A. Miller	2,500	2,500	0	0%
Samuel A. Miller	2,500	2,500	0	0%
Aaron Crawford	31,050	31,050	0	0%
Todd E. Crawford	180,250	180,250	0	0%
Marlese N. Rouda	50,000	50,000	0	0%
Timothy Gatens	835,028	835,028	0	0%
Holly R. Snead	31,050	31,050	0	0%
IRA Resources, Inc. fbo Brenda K. Nell	504,874	504,874	0	0%
Chip Cecil	50,000	50,000	0	0%
Edward Panos	31,050	31,050	0	0%
Rachel Powers	5,000	5,000	0	0%
Mark A Triffon	50,000	50,000	0	0%
Terry Moses	20,000	20,000	0	0%
Tammy Green	10,000	10,000	0	0%
Bethanne Swick	5,000	5,000	0	0%
P. John Alfano	31,050	31,050	0	0%
Continental Capital Partners, Inc.(4)	9,391,156	9,391,156	0	0%
Suzanne Kull	10,000	10,000	0	0%
Robert D. Martin	155,250	155,250	0	0%
Adam R. Foust	31,951	31,951	0	0%
Brandon Foust	63,870	63,870	0	0%
Holly Pappas	10,000	10,000	0	0%
Daniel C. Troendly	310,500	310,500	0	0%
Joseph A. Swick	5,000	5,000	0	0%
Eldri Sue Wagner Trust	310,500	310,500	0	0%
Carol & Mildred Hill	165,808	165,808	0	0%
Charles J. Slater	86,102	86,102	0	0%
Donald D. Conaway	15,526	15,526	0	0%
Dever & Company, Inc	4,250	4,250	0	0%
Ronald and Janet Holsinger	99,236	99,236	0	0%
Ron Cameron	155,250	155,250	0	0%
Brian C. Turner	20,000	20,000	0	0%
Robert J. Corr	7,500	7,500	0	0%
Scott Rouda	1,397,250	1,397,250	0	0%
Terrance Dunne	310,500	310,500	0	0%
Atlanta Capital Partners, LLC(5)	10,000	10,000	0	0%
Total	15,801,751	15,801,751	0	0%

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(1) Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

(2) For all of the selling shareholders who are not natural persons, unless noted otherwise, the investment managers, general partners, trustees or principals named in the footnotes below have the sole voting and dispositive power over the shares held by the selling shareholders.

(3) Jon Newsome exercises voting and dispositive control over the securities owned by Presentation Partners, LLC.

(4) Mr. Crawford who is our CEO is an owner of and controls Continental Capital Partners, Inc. and has voting and dispositive control over the securities owned by the selling shareholder.

(4) David Kugelman exercises voting and dispositive control over the securities owned by Atlanta Capital Partners, LLC.

PLAN OF DISTRIBUTION

Direct Offering Shares

The Direct Offering Shares will be offered by us on a direct primary, a self-underwritten basis (that is, without the use of a broker-dealer) during the Offering Period (as described below) by our officers and directors. During the Offering Period, Direct Offering Shares will be sold at the $1.30 offering price.

The officers and directors will not register as broker-dealers pursuant to Section 15 of the Securities Exchange Act of 1934 (“Exchange Act”) in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer.

a.	None of our officers or our directors are subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his or her participation; and,

b.	None of our officers or directors will be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

c.	None of our officers or directors are, nor will be at the time of their participation in the offering, an associated person of a broker-dealer; and

d.	All our officers and directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that each (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of our Company, other than in connection with transactions in securities; and (B) are not a broker or dealer, or been an associated person of a broker or dealer, within the preceding twelve months; and (C) have not participated in selling and offering securities for any issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers, directors, control persons and affiliates of same do not intend to purchase any shares in this Offering.

The Offering Period will be up to six (6) months from the date of this prospectus unless the offering is fully subscribed before such date or we decide to terminate the offering prior to such date. In either event, the offering may be closed without further notice to you. Direct Offering Shares having as an aggregate selling price of $3,250,000 are being offered pursuant to this Registration Statement. This offering may be extended for additional periods, once the initial offering Period is concluded, which in the aggregate will not exceed 12 months from the date of this prospectus. If any change to the specific $1.30 per Share offering price were to occur, any new offering (including a reconfirmation offering) may only be made by means of a post-effective amendment to the prospectus and associated Registration Statement filed with the SEC.

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The offering is expected to continue during the Offering Period at our $1.30 per Share offering price. Subject to pertinent securities requirements, if the offering is extended, the Company expects to update periodically the prospectus after its six (6) month offering. In no case will this Offering extend for more than one (1) year from the date of this prospectus nor will more than $3,250,000 be raised by the Company under this current Registration Statement. There is no minimum number of Direct Offering Shares that we must sell in order to accept funds and consummate investor purchases. There is no minimum number of Direct Offering Shares required to be purchased, and subscriptions, once received and accepted, are irrevocable. All monies remitted by subscribers will not be escrowed, but will be available for immediate use by the Company. (See “Use of Proceeds.”)

Sales of Common Stock by Selling Stockholders

The persons listed in the table in the section titled “Selling Security Holders” on page 8 plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of those shares are referred to as the “Selling Stockholders.” The selling stockholders and any of their respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. There can be no assurance our common stock will be quoted on a national securities exchange or the OTC Bulletin Board. The offering price of the shares bears no relation to book value, assets, earnings, or any other objective criteria of value. It has been arbitrarily determined by the Selling Stockholders.

The selling stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales after this registration statement becomes effective;
●	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
●	through the writing of options on the shares;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The selling stockholder or any of his respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Before any such agent, or broker-dealer sells any of the shares registered here, a post-effective amendment will be filed to name anyone receiving compensation for selling the shares before any sales take place. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act of 1933 amending the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

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The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

The selling stockholders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the selling stockholders. If we are notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

If the selling stockholders use this Prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

Subscription Procedure

In order to purchase our common stock:

1)	An investor must complete and execute a copy of the Subscription Agreement (hereafter the “Subscription Agreement”) (Exhibit 4.3).

2)	Checks should be made payable as follows: Cardinal Energy Group, Inc.

3)	The check and the Subscription Agreement should be mailed or delivered to us.

All monies remitted by subscribers will not be escrowed, but will be deposited directly in our account. Such funds will be available for our immediate use. (See “Use of Proceeds.”) Our transfer agent, Empire Stock Transfer, Inc, , will issue common stock subscribed for in this offering promptly after we accept subscriptions from investors. Securities purchased by investors in this offering will remain outstanding upon its termination regardless of the number of shares subscribed for.

ERISA Considerations

Persons who contemplate purchasing our common stock on behalf of Qualified Plans are urged to consult with tax and ERISA counsel regarding the effect of such purchase and, further, to determine that such a purchase will not result in a prohibited transaction under ERISA, the Code or a violation of some other provision of ERISA, the Code or other applicable law. We will rely on such determination made by such persons, although no common stock will be sold to any Qualified Plans if management believes that such sale will result in a prohibited transaction under ERISA or the Internal Revenue Code.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

As of July 22, 2013, our authorized capital stock consists of 100,000,000 shares of common stock, $0.00001 par value per share, 34,928,367 of which were issued and outstanding, and 100,000,000 shares of preferred stock, $0.00001 par value per share, none of which are issued and outstanding.

The transfer agent and registrar for our common stock is is Empire Stock Transfer, Inc, 1859 Whitney Mesa Drive, Henderson, Nevada 89014.

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Common Stock

The holders of our common stock:

●	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
●	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
●	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
●	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable. Holders of common stock do not have any preemptive right to purchase shares of common stock. There are no conversion rights or sinking-fund provisions for or applicable to our common stock.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

Our Board of Directors has the authority to issue from time to time without prior approval by the stockholders shares of preferred stock for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of preferred stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions there as shall be stated in the resolution or resolutions. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the Board of Directors determines the specific rights of the holders of the preferred stock. However, these effects might include: (a) restricting dividends paid to the holders of shares of the common stock; (b) diluting the voting power of the holders of shares of the common stock; (c) impairing the liquidation rights of holders of shares of the common stock and (d) delaying or preventing a change in control of the Company without further action by stockholders.

Cash Dividends

As of the date of this report, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Shares Eligible for Future Sale

Rule 144 under the Securities Act provides an exemption from the registration requirements of the Securities Act for resales of “restricted securities,” which are securities that have been acquired from the issuer of the securities or an affiliate of the issuer in a transaction or chain of transactions not involving a public offering, and for resales of any securities held by an affiliate of the issuer.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns restricted securities of a reporting company may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may sell those securities, but only if they comply with certain restrictions relating to the manner of sale, the availability of current public information about the reporting company, and the filing of a notice of sale. In addition, under Rule 144, affiliates may not sell within any three-month period a number of shares in excess of the greater of:

●	1% of the total number of securities of the same class then outstanding (approximately 30,000,000 shares of common stock immediately after this offering assuming all Shares are sold and shares of common stock are separated from the Units); and

●	the average weekly trading volume of such securities as reported through the automated quotation system during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Persons not deemed to be affiliates of the reporting company who have beneficially owned the restricted securities for at least six months but for less than one year may sell these securities, provided that the reporting company is current in its Exchange Act filings. After beneficially owning restricted securities for one year, a non-affiliate of the reporting company may engage in unlimited resales of such securities.

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DESCRIPTION OF BUSINESS

We were incorporated in the State of Nevada on June 19, 2007, for the purpose of developing, manufacturing and selling a steak timer. On September 28, 2012, we changed the focus of our business when we acquired all of the ownership interests of Cardinal Energy Group, LLC, an Ohio limited liability company which is engaged in the business of exploring, purchasing, developing and operating oil and gas leases. We changed our name to Cardinal Energy Group, Inc. on October 10, 2012 in connection with this acquisition.

We intend to acquire additional producing and non-producing oil and gas properties in the future. On July 3, 2013 we completed the acquisition of an 85% working interest in producing oil and gas leases located in Shackelford County, Texas known as the Conway-Dawson Leases (the “Conway-Dawson Leases”) from an unaffiliated third party. We paid $400,000 for the Conway-Dawson Leases, all of which was paid pursuant to a 24-month balloon Secured Promissory Note (the “Note”) with an annual interest rate of six percent (6%). If we pay the Note in full within 90 days of its issuance, the outstanding principal amount of the note and accrued interest shall be reduced by 10%. We intend to repay the Note by allocating 40% of the monthly proceeds after the lease operating expenses attributable to our working interests are deducted will be paid directly to the seller to reduce the debt under the Note. We have nominal revenues, have achieved losses since inception, have limited operations, have been issued a going concern opinion by our auditors and currently rely upon the sale of our securities to fund operations.

We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause us to change our plans.

Acquisition and Drilling of Undeveloped Prospects

We are concentrating on acquiring producing and non-producing properties in the United States. We currently own interests in oil and gas leases located in the states of California, Ohio and Texas. We have developed a two-fold growth plan to recover oil and gas reserves: 1) Acquire producing fields with significant, proven reservoirs that provide growth opportunities through drilling programs; and 2) Re-work marginal, neglected, abandoned, and low producing oil and gas wells located in mature fields with economically efficient secondary recovery methods. New drilling and fracturing methods utilizing today’s technology that make it economically possible to re-enter and recover stranded reserves from older wells. In addition to remediating and reworking existing wells, we also continue field development by drilling new wells.

Utilizing advanced horizontal drilling, new fracturing and recovery technologies such as water, sand, and chemical dilution, and with higher oil prices, we have the ability to access previously cost prohibitive oil and natural gas reserve formations.

We may enter into agreements with major and independent oil and natural gas companies to drill and own interests in oil and natural gas properties. We also may drill and own interests without such strategic partners.

It is anticipated that all prospects will be evaluated utilizing data provided to us, including well logs, production records, seismic, geological and geophysical information, and such other information as may be available and useful. In addition, prospects will be evaluated by petroleum engineers, geophysicists, and other technical consultants retained by us.

Regardless of drilling location, we will evaluate all prospective acquisitions on the basis of their oil and natural gas producing potential. We will target properties that we believe have multi-pay horizons, predictable costs, and quick pipeline hookups. We seek properties that are within or offsetting proven producing oil and natural gas fields and that have the potential, if successful, to generate revenue to the company.

Prospects will be acquired pursuant to an arrangement in which we will acquire part or all of the working interest. For purposes of this report, a working interest includes any interest, which is subject to some portion of the costs of development, operation or maintenance. This working interest will be subject to landowners’ royalty interests and other royalty interests payable to unaffiliated third parties in varying amounts. We may acquire less than 100% of the working interest in each prospect in which we participate. We may sell or otherwise dispose of prospect interests or may retain a working interest in the prospects and participate in the drilling and development of the prospect.

In acquiring interests in leases, we may pay such consideration and make such contractual commitments and agreements as we deem fair, reasonable and appropriate. For purposes of this report, the term “lease” means any full or partial interest in:

●	undeveloped oil and natural gas leases;
●	oil and natural gas mineral rights;
●	licenses;
●	concessions;
●	contracts;
●	fee rights; or
●	other rights authorizing the owner to drill for, reduce to possession and produce oil and natural gas.

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We will acquire the leases and interests in the leases to be developed by us or a third parties who will be responsible for the exploration, exploitation and production of an oil or natural gas well or lease which we refer to in this prospectus as an “Operator.” The actual number, identity and percentage of working interests or other interests in prospects to be acquired will depend upon, among other things, the total amount of capital we have available, the latest geological and geophysical data, potential title or spacing problems, availability and price of drilling services, tubular goods and services, approvals by federal and state departments or agencies, agreements with other working interest owners in the prospects, farm-ins, and continuing review of other prospects that may be available.

Title to Properties

We will own the leasehold interest in the lease. Shareholders must rely on us to use our best judgment to obtain appropriate title to leases. We will take such steps as we deem necessary to assure that title to leases is acceptable for our purposes. We are free, however, to use our judgment in waiving title requirements if it is in our best interests. Further, we will not make any warranties as to the validity or merchantability of titles to any leases we acquire.

Drilling and Completion Phase

We will enter into agreements with drilling contractors and/or operators to complete and drill wells on our existing and acquired leases. Assuming we are successful and complete a producing oil and/or gas well, we may retain an operator to conduct operations on the lease and completion of the well. A completed well is one that is producing oil and gas in paying quantities. We also may act as our own operator.

The operator’s duties include testing formations during drilling, and completing the wells by installing such surface and well equipment, gathering pipelines, heaters, separators, etc., as are necessary and normal in the area in which the prospect is located. We will pay the drilling and completion costs of the operator as incurred, except that we are permitted to make advance payments to the operator where necessary to secure drilling rigs, drilling equipment and for other similar purposes in connection with the drilling operations. If the operator determines that the well is not likely to produce oil and/or natural gas in commercial quantities, the operator will plug and abandon the well in accordance with applicable regulations.

After drilling, the operator will complete each well deemed by it to be capable of production of oil or natural gas in commercial quantities. The depths and formations to be encountered in each well are unknown. We will monitor the performance and activities of the operator.

Production Phase of Operations

General. Once a well is “completed” such that all surface equipment necessary to control the flow of or to shut down, a well has been installed, including the gathering pipeline, production operations will commence. We will be responsible for selling the oil and natural gas production. We will attempt to sell the oil and natural gas produced from a prospect on a competitive basis at the best available terms and prices. Domestic sales of oil will be at fair market prices. We will not make any commitment of future production that does not primarily benefit us. We will sell natural gas discovered at spot market or negotiated prices domestically, based upon a number of factors, such as the quality of the natural gas, well pressure, estimated reserves, prevailing supply conditions and any applicable price regulations promulgated by the Federal Energy Regulatory Commission (“FERC”).

We may sell oil and/or natural gas production to marketers, refineries, foreign governmental agencies, industrial users, interstate pipelines or local utilities. Revenues from production will be received directly from these parties and paid to the Company.

Oil and natural gas production in California, Ohio and Texas, areas in which we may conduct drilling activities, is a mature industry with numerous pipeline companies and potential purchasers of oil and natural gas. Because of competition among these purchasers for output from oil and natural gas producers, we generally will not enter into long term contracts for the purchase of production.

As a result of effects of weather on costs, results may be affected by seasonal factors. In addition, both sales volumes and prices tend to be affected by demand factors with a significant seasonal component.

Expenditure of Production Revenues. Our share of production revenue from a given well will be burdened by and/or subject to royalties and overriding royalties, monthly operating charges, and other operating costs. These items of expenditure involve amounts payable solely out of, or expenses incurred solely by reason of, production operations. We intend to deduct operating expenses from the production revenue for the corresponding period.

Competition

There are a large number of oil and natural gas companies in the United States. Competition is strong among persons and companies involved in the exploration for and production of oil and natural gas. We expect to encounter strong competition at every phase of business. We will be competing with entities having financial resources and staffs substantially larger than those available to us.

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The national supply of natural gas is widely diversified, with no one entity controlling over 5%. As a result of deregulation of the natural gas industry by Congress and FERC, competitive forces generally determine natural gas prices. Prices of crude oil, condensate and natural gas liquids are not currently regulated and are generally determined by competitive forces.

There will be competition among operators for drilling equipment, goods, and drilling crews. Such competition may affect our ability to acquire leases suitable for development and to expeditiously develop such leases once they are acquired.

Geological and Geophysical Techniques

We may engage detailed geological interpretation combined with advanced seismic exploration techniques to identify the most promising leases.

Geological interpretation is based upon data recovered from existing oil and gas wells in an area and other sources. Such information is either purchased from the company that drilled the wells or becomes public knowledge through state agencies after a period of years. Through analysis of rock types, fossils and the electrical and chemical characteristics of rocks from existing wells, we can construct a picture of rock layers in the area. We will have access to the well logs and decline curves from existing operating wells. Well logs allow us to calculate an original oil or gas volume in place while decline curves from production history allow us to calculate remaining proved producing reserves. We have not purchased, leased, or entered into any agreements to purchase or lease any of the equipment necessary to conduct the geological or geophysical testing referred to herein and will only be able to do so upon raising additional capital through loans or the sale of equity securities.

Market for Oil and Gas Production

The market for oil and gas production is regulated by both the state and federal governments. The overall market is mature and with the exception of gas, all producers in a producing region will receive the same price. The major oil companies will purchase all crude oil offered for sale at posted field prices. There are price adjustments for quality difference from the Benchmark. Benchmark is Saudi Arabian light crude oil employed as the standard on which OPEC price changes have been based. Quality variances from Benchmark crude results in lower prices being paid for the variant oil. Oil sales are normally contracted with a purchaser or gatherer as it is known in the industry who will pick-up the oil at the well site. In some instances there may be deductions for transportation from the well head to the sales point. At this time the majority of crude oil purchasers do not charge transportation fees, unless the well is outside their service area. The service area is a geographical area in which the purchaser of crude oil will not charge a fee for picking upon the oil. The purchaser or oil gatherer as it is called within the oil industry, will usually handle all check disbursements to both the working interest and royalty owners. We will be a working interest owner. By being a working interest owner, we are responsible for the payment of our proportionate share of the operating expenses of the well. Royalty owners and over-riding royalty owners receive a percentage of gross oil production for the particular lease and are not obligated in any manner whatsoever to pay for the costs of operating the lease. Therefore, we, in most instances, will be paying the expenses for the oil and gas revenues paid to the royalty and over-riding royalty interests.

Gas sales are by contract. The gas purchaser will pay the well operator 100% of the sales proceeds on or about the 25th of each and every month for the previous month’s sales. The operator is responsible for all checks and distributions to the working interest and royalty owners. There is no standard price for gas. Prices will fluctuate with the seasons and the general market conditions. It is our intention to utilize this market whenever possible in order to maximize revenues. We do not anticipate any significant change in the manner production is purchased, however, no assurance can be given at this time that such changes will not occur.

The marketing of any oil and natural gas produced by us will be affected by a number of factors that are beyond our control and whose exact effect cannot be accurately predicted. These factors include:

●	the amount of crude oil and natural gas imports;
●	the availability, proximity and cost of adequate pipeline and other transportation facilities;
●	the success of efforts to market competitive fuels, such as coal and nuclear energy and the growth and/or success of alternative energy sources such as wind power;
●	the effect of United States and state regulation of production, refining, transportation and sales;
●	the laws of foreign jurisdictions and the laws and regulations affecting foreign markets;
●	other matters affecting the availability of a ready market, such as fluctuating supply and demand; and
●	general economic conditions in the United States and around the world.

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The supply and demand balance of crude oil and natural gas in world markets has caused significant variations in the prices of these products over recent years. The North American Free Trade Agreement eliminated trade and investment barriers between the United States, Canada, and Mexico, resulting in increased foreign competition for domestic natural gas production. New pipeline projects recently approved by, or presently pending before, FERC as well as nondiscriminatory access requirements could further substantially increase the availability of natural gas imports to certain U.S. markets. Such imports could have an adverse effect on both the price and volume of natural gas sales from wells.

Members of the Organization of Petroleum Exporting Countries establish prices and production quotas for petroleum products from time to time with the intent of affecting the current global supply of crude oil and maintaining, lowering or increasing certain price levels. We are unable to predict what effect, if any, such actions will have on both the price and volume of crude oil sales from the wells.

In several initiatives, FERC has required pipeline transportation companies to develop electronic communication and to provide standardized access via the Internet to information concerning capacity and prices on a nationwide basis, so as to create a national market. Parallel developments toward an electronic marketplace for electric power, mandated by FERC, are serving to create multi-national markets for energy products generally. These systems will allow rapid consummation of natural gas transactions. Although this system may initially lower prices due to increased competition, it is anticipated to expand natural gas markets and to improve their reliability.

Regulation

Our operations will be affected from time to time in varying degrees by domestic and foreign political developments, federal and state laws.

Production. In most areas of operations within the United States the production of oil and natural gas is regulated by state agencies that set allowable rates of production and otherwise control the conduct of oil and natural gas operations. Among the ways that states control production is through regulations that establish the spacing of wells or in some instances may limit the number of days in a given month during which a well can produce.

 Environmental. Our drilling and production operations will also be subject to environmental protection regulations established by federal, state, and local agencies that in turn may necessitate significant capital outlays that would materially affect our financial position and our business operations. These regulations, enacted to protect against waste, conserve natural resources and prevent pollution, could necessitate spending funds on environmental protection measures, rather than on drilling operations. If any penalties or prohibitions were imposed for violating such regulations, our operations could be adversely affected.

Natural Gas Transportation and Pricing. FERC regulates the rates for interstate transportation of natural gas as well as the terms for access to natural gas pipeline capacity. Pursuant to the Wellhead Decontrol Act of 1989, however, FERC may not regulate the price of natural gas. Such deregulated natural gas production may be sold at market prices determined by supply and demand, Btu (British thermal unit) content, pressure, location of wells, and other factors. We anticipate that all of the natural gas produced by our wells will be considered price decontrolled natural gas and that each natural gas will be sold at fair market value.

Proposed Regulation. Various legislative proposals are being considered in Congress and in the legislatures of various states, which, if enacted, may significantly and adversely affect the petroleum and natural gas industries. Such proposals involve, among other things, the imposition of price controls on all categories of natural gas production, the imposition of land use controls, such as prohibiting drilling activities on certain federal and state lands in protected areas, as well as other measures. At the present time, it is impossible to predict what proposals, if any, will actually be enacted by Congress or the various state legislatures and what effect, if any, such proposals will have on our operations. On December 19, 2007, President Bush signed into law the Energy Independence and Security Act (“EISA”), a law targeted at reducing national demand for oil and increasing the supply of alternative fuel sources. While EISA does not appear to directly impact on our operations or cost of doing business, its impact on the oil and gas industry in general is uncertain. No prediction can be made as to what additional legislation may be proposed, if any, affecting the competitive status of an oil and gas producer, restricting the prices at which a producer may sell its oil and gas or the market demand for oil and gas nor can it be predicted which proposals, including those presently under consideration, if any, might be enacted, nor when any such proposals, if enacted, might become effective.

The Kyoto Protocol to the United Nations Framework Convention on Climate Change became effective in February 2005 (the “Protocol”). Under the Protocol, participating nations are required to implement programs to reduce emissions of certain gases, generally referred to as greenhouse gases that are suspected of contributing to global warming. The United States is not currently a participant in the Protocol. However, the U.S. Congress is considering proposed legislation directed at reducing greenhouse gas emissions. In addition, there has been support in various regions of the country for legislation that requires reductions in greenhouse gas emissions, and some states have already adopted legislation addressing greenhouse gas emissions from various sources, primarily power plants. The natural gas and oil industry is a direct source of certain greenhouse gas emissions, namely carbon dioxide and methane, and future restrictions on such emissions could impact our operations. At this time, it is not possible to accurately estimate how potential future laws or regulations addressing greenhouse gas emissions would impact our business.

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Acquisition of Future Leases

Our principal activity is the acquisition, development and operation of producing oil and gas leases. The acquisition process may be lengthy because of the amount of investigation which will be required prior to submitting a bid to a major oil company or independent seller. Verification of each property and the overall acquisition process can be divided into three phases, as follows:

Phase 1. Field identification. In some instances, and in the case of a major oil company, the seller will have a formal divestiture department that will provide a sales catalog of leases which will be available for sale. In other instances the seller will be an independent owner, operator or producer. In any instance we will review the technical filings made to the states along with a review of the regional geological relationships, released well data, reserve reports and the production history for each lease to ascertain the value of the acquisition candidate. In addition, a review of the proprietary technical data in the seller’s office will be made and calculation of a bid price for the field will be based on its production, reserve report, status of surface equipment and the evaluation for accuracy of the tank gauging systems.

Phase 2. Submission of the Bid. Each bid will be made subject to further verification of production capacity, equipment condition and status, and title.

Phase 3. Closing. Final price negotiation will take place. A material definitive sales agreement will be executed and subsequently the cash and/or equity will be transferred as the issuance of title opinions and execution of transfer orders are executed.

After closing has occurred, the newly acquired property will be turned over to us for possible work-overs or operational changes which will in our estimation increase each well’s production.

In connection with the acquisition of an oil and gas lease for work-over operations, we seek to acquire no less than 75% and up to 100% ownership of the working-interest along with the surface production equipment facilities with only minor expenses. In exchange for an assignment of the lease, we would assume the obligation to plug and abandon the well in the event we determine that reworking operations are either too expensive or will not result in production in paying quantities.

Several major oil companies or independent owners have recently placed numerous oil and gas properties out for competitive bidding. We currently do not have sufficient revenues or funds available for us to make bids on such properties. Nonetheless we have initiated a search for additional leases and have identified different capital sources for the acquisition of such additional leases. However, the money we intend to raise at this time is to conduct drilling operations on the leases we currently own. We intend to raise additional capital through the sale of equity securities or through a specific debt instrument attached to the specific acquisition candidate in order to have sufficient funds to make a bid for such properties.

At the present time, we have identified certain oil and gas leases which we intend to acquire and will only be able to make such acquisition if we are able to secure additional financing after completion of due diligence. We intend to focus our efforts in 2013 on leases located in the Appalachian Basin, Kansas and Texas. We also intend to concentrate on oil exploration and production rather than gas production.

Our Ownership Interests

Currently we own numerous working interests in oil and gas wells located in Ohio, Texas and California. The California working interest is comprised of 653.84 lease acres in Colusa County, California. The 653.84 lease acreage is currently operated pursuant to a lease that has been extended as long as the property produces a minimum quantity of crude oil and natural gas, a term referred to in the industry as “held by production.”

We acquired a 1% working interest in the W. Burden #1, Layman Dairy #1, Donahey #3, D. Gorius #1, M. Dodson #1, and the Joe Patton #8 located in Licking County, Ohio, a 1% working interest in the C. Rowley #1, T. Norris #1, E. Miller #1, J. Norris #1 and the Joe Patton #8 located in Knox County, Ohio from California Hydrocarbons Corporation. California Hydrocarbons Corporation contributed these working interests in oil and gas wells for ownership units in our predecessor, Cardinal Energy Group, LLC prior to our acquisition of this company in September 2012.

The 100% working interest in the Nowells Wells #1 and #2 located in Holmes County, Ohio was acquired in November of 2011 from Remediation Joint Venture IV, which the Company was the Operator. The joint venture partners contributed their joint venture interests in the wells for ownership units in Cardinal Energy Group, LLC prior to our acquisition of this company in September 2012.

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We acquired a 100% working interest in the Armstrong 17-1 and Armstrong 17-3 along with 653.84 lease acres in Colusa County, California in October 2011 from California Hydrocarbons Corporation. California Hydrocarbons Corporation contributed these working interests in gas wells and lease acreage for ownership units in Cardinal Energy Group, LLC prior to our acquisition of this company in September 2012. The lease acreage is currently held by production and is described as all of Section 17-T13N-R1E, M.D.B. & M. except the NE/4; and all that portion of the east half lying easterly of a line that is parallel with and distant easterly 3961.32 feet, measured at right angles from the mount Diablo meridian located in Section 18-T13N-R1E. The Armstrong 17-3 is currently shut in and needs to be remediated to begin production. The Armstrong 17-1 and 17-3 has produced in excess of 1 BCF of natural gas over the last 10 years.

As part of our July 3, 2013 acquisition of an 85% working interest the Conway-Dawson Leases located in Shackelford County, Texas, we have an additional 41 wells and oil and gas leases on 618 acres of land which contain several potential zones from which we expect to produce oil and gas.

Operator	Well name	County	State	Working Interest	Net Revenue Interest
Knox Energy, Inc.	Layman Dairy #1	Licking	Ohio	1.00%	0.84%
Knox Energy, Inc.	Donahey#3	Licking	Ohio	1.00%	0.84%
Knox Energy, Inc.	C. Rowley #1	Knox	Ohio	1.00%	0.84%
Knox Energy, Inc.	T. Norris #1	Knox	Ohio	1.00%	0.84%
Knox Energy, Inc.	E. Miller #1	Knox	Ohio	1.00%	0.84%
Knox Energy, Inc.	D. Gorius#1	Licking	Ohio	1.00%	0.84%
Knox Energy, Inc.	J. Norris #1	Knox	Ohio	1.00%	0.84%
Knox Energy, Inc.	M. Dodson#1	Licking	Ohio	1.00%	0.84%
Knox Energy, Inc.	J. Geiger#1	Knox	Ohio	1.00%	0.84%
Knox Energy, Inc.	Joe Patton #8	Licking	Ohio	1.00%	0.84%
Interden Industries	Nowells #1	Holmes	Ohio	100.00%	87.50%
Interden Industries	Nowells #2	Holmes	Ohio	100.00%	87.50%
Cardinal Energy	Armstrong 17-1	Colusa	California	100.00%	87.50%
Cardinal Energy	Armstrong 17-3	Colusa	California	100.00%	87.50%
Section 183 Lease
Sedco Operating , LLC	Conway #1G	Shackelford	Texas	85%	63.75%
Sedco Operating , LLC	Conway #2A	Shackelford	Texas	85%	63.75%
Sedco Operating , LLC	Conway #2G	Shackelford	Texas	85%	63.75%
Sedco Operating , LLC	Conway #2	Shackelford	Texas	85%	63.75%
Sedco Operating , LLC	Conway #3	Shackelford	Texas	85%	63.75%
Sedco Operating , LLC	Conway #9	Shackelford	Texas	85%	63.75%
Sedco Operating , LLC	Conway #10	Shackelford	Texas	85%	63.75%
Sedco Operating , LLC	Conway #11	Shackelford	Texas	85%	63.75%
Sedco Operating , LLC	Conway #13	Shackelford	Texas	85%	63.75%
Sedco Operating , LLC	Conway #14	Shackelford	Texas	85%	63.75%
Sedco Operating , LLC	Conway #16	Shackelford	Texas	85%	63.75%
Sedco Operating , LLC	Conway #17	Shackelford	Texas	85%	63.75%
Sedco Operating , LLC	Conway #18	Shackelford	Texas	85%	63.75%
Section 195 "B" Lease
Sedco Operating, LLC	Dawson-Conway #1	Shackelford	Texas	85%	63.75%
Sedco Operating, LLC	Dawson-Conway #1A	Shackelford	Texas	85%	63.75%
Sedco Operating, LLC	Dawson-Conway #2	Shackelford	Texas	85%	63.75%

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Operator	Well name	County	State	Working Interest	Net Revenue Interest
Sedco Operating, LLC	Dawson-Conway #6	Shackelford	Texas	85%	63.75%
Sedco Operating, LLC	Dawson-Conway #7	Shackelford	Texas	85%	63.75%
Sedco Operating, LLC	Dawson-Conway #8	Shackelford	Texas	85%	63.75%
Sedco Operating, LLC	Dawson-Conway #3B	Shackelford	Texas	85%	63.75%
Sedco Operating, LLC	Dawson-Conway #1B	Shackelford	Texas	85%	63.75%
Sedco Operating, LLC	Dawson-Conway #2C	Shackelford	Texas	85%	63.75%
Sedco Operating, LLC	Dawson-Conway #1C	Shackelford	Texas	85%	63.75%
Section 195 Lease
Sedco Operating, LLC	Dawson-Conway #9A	Shackelford	Texas	85%	63.75%
Sedco Operating, LLC	Dawson-Conway #12	Shackelford	Texas	85%	63.75%
Section 196 "M" Lease
Sedco Operating, LLC	Dawson-Conway #1	Shackelford	Texas	85%	63.75%
Sedco Operating, LLC	Dawson-Conway #3	Shackelford	Texas	85%	63.75%
Sedco Operating, LLC	Dawson-Conway #4	Shackelford	Texas	85%	63.75%
Sedco Operating, LLC	Dawson-Conway #5	Shackelford	Texas	85%	63.75%
Sedco Operating, LLC	Dawson-Conway #10	Shackelford	Texas	85%	63.75%
Sedco Operating, LLC	Dawson-Conway #11	Shackelford	Texas	85%	63.75%
Sedco Operating, LLC	Dawson-Conway #12	Shackelford	Texas	85%	63.75%
Sedco Operating, LLC	Dawson-Conway #13	Shackelford	Texas	85%	63.75%
Section 195 "S" Lease
Sedco Operating, LLC	Dawson-Conway #1J	Shackelford	Texas	85%	63.75%
Sedco Operating, LLC	Dawson-Conway #2J	Shackelford	Texas	85%	63.75%
Sedco Operating, LLC	Dawson-Conway #3J	Shackelford	Texas	85%	63.75%
Sedco Operating, LLC	Dawson-Conway #4J	Shackelford	Texas	85%	63.75%
Sedco Operating, LLC	Dawson-Conway #5J	Shackelford	Texas	85%	63.75%
Sedco Operating, LLC	Dawson-Conway #6J	Shackelford	Texas	85%	63.75%
Sedco Operating, LLC	Dawson-Conway #7	Shackelford	Texas	85%	63.75%
Sedco Operating, LLC	Dawson-Conway #8	Shackelford	Texas	85%	63.75%
Leased Acres Held by Production (HBP)
Cardinal Energy	654 Leased Acres	Colusa	California	100.00%	87.50%
Cardinal Energy	2200 Leased Acres	Wayne	Ohio	100.00%	87.50%
Cardinal Energy	618 Leased Acres	Shackelford	Texas	85%	63.75%

California

We currently own a 100% working interest, 87.5% net revenue interest 653.84 acres in Colusa County, California more particularly described as:

All of Sec. 17 - T13N - R1E of the Mount Diablo Base and Meridian except the NE/4 and all of that portion of the east half lying easterly on a line that is parallel with and distant easterly 3961.32 feet, measured at right angles form the Mount Diablo Meridian located in Section 18-T13N-R1E.

The foregoing leases contain one producing well and one non-producing well. In 2011, we produced 6,782 cubic feet of natural gas or “Mcfs” and in 2010 we produced 6,882 Mcfs. In 2012, we produced 7041 Mcfs.

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Ohio

In October of 2011, we acquired 1% working interests, 0.843% net revenue interests in 11 gas wells located in Licking and Knox Counties, Ohio. The total gross gas production from the 11 wells was 44,780 cubic feet of natural gas or “Mcfs” for 2011; 51,989 Mcfs for 2010; and 6873 Mcfs for 2012. The total gross oil production from the 11 wells was 847 barrels, or 42 U.S. gallons (“bbls”) for 2011; 871.18 barrels for 2010; and 308 bbls for 2012. Of the foregoing, we received 0.8343% thereof and are obligated to pay 1% of the total lease operating expenses of the wells. Knox Energy, Inc. is the operator of the wells. We are a passive investor in the wells.

We also own 100% working interests, 87.5% net revenue interest in the Nowells #1 well and Nowells #2 well located in Holms County, Ohio. The two wells produced 51.17 gross barrels of oil in 2011 and 43.6 gross barrels of oil in 2012. The total cost for operating the wells in 2011 was $1,200.00; and in 2012 was $1,569.00. Interden Industries is the operator of the wells. Since we own more than 50% of the working interest, we are able to control the operations of these wells.

With respect to all of our interests, we have no proven reserves. Further we have not drilled any wells on our properties.

Texas

There are 41 wells on the property covered by the Conway-Dawson leases we acquired in July, 2013. Production from these wells included 939 gross barrels of oil in 2010, 2,172 gross barrels of oil in 2011, and 407 gross barrels in 2012. Sedco Operating, LLC is the operator of record and the holder of the remaining 15% working interest in the Conway-Dawson leases.

Production Volume Summary

The production volume shown in the following table is our net share of annual production in each project for the past three full fiscal years, and the most recently completed six month period. One barrel of oil equivalent to 6,000 cubic feet or 6 Mcf of gas

	For the Period Ended
	March 31,	December 31,	December 31,
	2013	2012	2011
Oil and Gas Production Data:
Gas (Mcf)
Ohio	35	58	81
California	655	7,041	6,782
Subtotal	690	7,099	6,863

Oil (Bbls)
Ohio	0	47	55
California	0	0	-
Subtotal	0	47	55

Total (BOE*)
Ohio	6	57	68
California	110	1,174	1,130
Total	116	1,230	1,198

* Barrels of oil equivalent in which six Mcf of natural gas equals one Bbl of oil.

Oil and gas sales revenue summary

The oil and gas sales revenue shown in the table below is our net share of annual revenue in each project for the past three full fiscal years, and the most recently completed six month period.

	For the Periods Ended
	March 31,	December 31,	December 31,
	2013	2012	2011
Oil and Gas Revenue:
Ohio	$107	$4,184	$2,100
California	1,764	16,978	9,627
Total	$1,871	$21,162	$11,727

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The table below shows the average sales price we received for oil and natural gas in aggregate from each project area on a BOE basis for the past three full fiscal years and the most recently completed six month period.

	For the Periods Ended
	March 31,	December 31,	December 31,	December 31,
	2013	2012	2011	2010
Average Price:
Oil (BOE)
Ohio	$0	$90	$85	$80
California	$0	$0	$0	$0
Average	$0	$90	$85	$80

Gas (BOE)
Ohio	$19	$20	$18	$25
California	$19	$20	$18	$25
Average	$19	$20	$18	$25

The table below shows the average cost of production for the past three full fiscal years and the most recently completed six month period.

	For the Periods Ended
	March 31,	December 31,	December 31,	December 31,
	2013	2012	2011	2010
Average Production Costs (BOE):
Ohio	$10	$30	$10	$10
California	$16	$1	$10	$9
Overall Average	$15	$2	$10	$9

The table below shows the developed and undeveloped oil and gas acreage held by the Company as of March 31, 2013. Undeveloped acres are on lease acreage that wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas. Gross acres are the number of acres in which we have an interest. Net acres are the sum of our fractional interests owned in the gross acres.

	Developed		Undeveloped		Total
	Gross Acres	Net Acres	Gross Acres	Net Acres	Gross Acres	Net Acres
Ohio	0	0	40	40	40	40
California	0	0	652	652	652	652
Total	0	0	692	692	692	692

Competition

The oil and gas industry is highly competitive. Our competitors and potential competitors include major oil companies and independent producers of varying sizes of which are engaged in the acquisition of producing properties and the exploration and development of prospects. Most of our competitors have greater financial, personnel capabilities and other resources than we do and therefore have greater leverage to use in acquiring prospects, hiring personnel and marketing oil and gas. Accordingly, a high degree of competition in these areas is expected to continue.

Governmental Regulation

The production and sale of oil and gas is subject to regulation by state, federal and local authorities. In most areas there are statutory provisions regulating the production of oil and natural gas under which administrative agencies may set allowable rates of production and promulgate rules in connection with the operation and production of such wells, ascertain and determine the reasonable market demand of oil and gas, and adjust allowable rates with respect thereto.

The sale of liquid hydrocarbons was subject to federal regulation under the Energy Policy and Conservation Act of 1975 which amended various acts, including the Emergency Petroleum Allocation Act of 1973. These regulations and controls included mandatory restrictions upon the prices at which most domestic crude oil and various petroleum products could be sold. All price controls and restrictions on the sale of crude oil at the wellhead have been withdrawn. It is possible, however, that such controls may be reimposed in the future but when, if ever, such reimposition might occur and the effect thereof, cannot be predicted.

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The sale of certain categories of natural gas in interstate commerce is subject to regulation under the Natural Gas Act and the Natural Gas Policy Act of 1978 (“NGPA”). Under the NGPA, a comprehensive set of statutory ceiling prices applies to all first sales of natural gas unless the gas is specifically exempt from regulation (i.e., unless the gas is “deregulated”). Administration and enforcement of the NGPA ceiling prices are delegated to the FERC. In June 1986, the FERC issued Order No. 451, which, in general, is designed to provide a higher NGPA ceiling price for certain vintages of old gas. It is possible, though unlikely, that we may in the future acquire significant amounts of natural gas subject to NGPA price regulations and/or FERC Order No. 451.

Our operations are subject to extensive and continually changing regulation because legislation affecting the oil and natural gas industry is under constant review for amendment and expansion. Many departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the oil and natural gas industry and its individual participants. The failure to comply with such rules and regulations can result in large penalties. The regulatory burden on this industry increases our cost of doing business and, therefore, affects our profitability. However, we do not believe that we are affected in a significantly different way by these regulations than our competitors are affected.

Transportation and Production

Transportation and Sale of Oil and Natural Gas. We can make sales of oil, natural gas and condensate at market prices which are not subject to price controls at this time. The price that we receive from the sale of these products is affected by our ability to transport and the cost of transporting these products to market. Under applicable laws, the Federal Energy Regulatory Commission (“FERC”) regulates:

●	the construction of natural gas pipeline facilities, and
●	the rates for transportation of these products in interstate commerce.

Our possible future sales of natural gas are affected by the availability, terms and cost of pipeline transportation. The price and terms for access to pipeline transportation remain subject to extensive federal and state regulation. Several major regulatory changes have been implemented by Congress and the FERC from 1985 to the present. These changes affect the economics of natural gas production, transportation and sales. In addition, the FERC is continually proposing and implementing new rules and regulations affecting these segments of the natural gas industry that remain subject to the FERC’s jurisdiction. The most notable of these are natural gas transmission companies.

The FERC’s more recent proposals may affect the availability of interruptible transportation service on interstate pipelines. These initiatives may also affect the intrastate transportation of gas in some cases. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry. These initiatives generally reflect more light-handed regulation of the natural gas industry. The ultimate impact of the complex rules and regulations issued by the FERC since 1985 cannot be predicted. In addition, some aspects of these regulatory developments have not become final but are still pending judicial and FERC final decisions. We cannot predict what further action the FERC will take on these matters. However, we do not believe that any action taken will affect it much differently than it will affect other natural gas producers, gatherers and marketers with which we might compete against.

Effective as of January 1, 1995, the FERC implemented regulations establishing an indexing system for transportation rates for oil. These regulations could increase the cost of transporting oil to the purchaser. We do not believe that these regulations will affect it any differently than other oil producers and marketers with which it competes with.

Regulation of Drilling and Production. Our proposed drilling and production operations are subject to regulation under a wide range of state and federal statutes, rules, orders and regulations. Among other matters, these statutes and regulations govern:

-	the amounts and types of substances and materials that may be released into the environment,
-	the discharge and disposition of waste materials,
-	the reclamation and abandonment of wells and facility sites, and
-	the remediation of contaminated sites,

and require:

-	permits for drilling operations,
-	drilling bonds, and
-	reports concerning operations.

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State laws contain:

-	provisions for the unitization or pooling of oil and natural gas properties,
-	the establishment of maximum rates of production from oil and natural gas wells, and
-	the regulation of the spacing, plugging and abandonment of wells.

Environmental Regulations

Our operations are affected by the various state, local and federal environmental laws and regulations, including the:

-	Clean Air Act,
-	Oil Pollution Act of 1990,
-	Federal Water Pollution Control Act,
-	Resource Conservation and Recovery Act (“RCRA”),
-	Toxic Substances Control Act, and
-	Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”).

These laws and regulations govern the discharge of materials into the environment or the disposal of waste materials, or otherwise relate to the protection of the environment. In particular, the following activities are subject to stringent environmental regulations:

-	drilling,
-	development and production operations,
-	activities in connection with storage and transportation of oil and other liquid hydrocarbons, and
-	use of facilities for treating, processing or otherwise handling hydrocarbons and wastes.

Violations are subject to reporting requirements, civil penalties and criminal sanctions. As with the industry generally, compliance with existing regulations increases our overall cost of business. The increased costs cannot be easily determined. Such areas affected include:

-	unit production expenses primarily related to the control and limitation of air emissions and the disposal of produced water,
-	capital costs to drill exploration and development wells (a well drilled within the proved areas of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive) resulting from expenses primarily related to the management and disposal of drilling fluids and other oil and natural gas exploration wastes, and
-	capital costs to construct, maintain and upgrade equipment and facilities and remediate, plug and abandon inactive well sites and pits.

Environmental regulations historically have been subject to frequent change by regulatory authorities. Therefore, we are unable to predict the ongoing cost of compliance with these laws and regulations or the future impact of such regulations on its operations. However, we do not believe that changes to these regulations will have a significant negative effect on its operations.

A discharge of hydrocarbons or hazardous substances into the environment could subject us to substantial expense, including both the cost to comply with applicable regulations pertaining to the clean-up of releases of hazardous substances into the environment and claims by neighboring landowners and other third parties for personal injury and property damage. We do not maintain insurance for protection against certain types of environmental liabilities.

The Clean Air Act requires or will require most industrial operations in the United States to incur capital expenditures in order to meet air emission control standards developed by the EPA and state environmental agencies. Although no assurances can be given, we believe the Clean Air Act requirements will not have a material adverse effect on our financial condition or results of operations.

RCRA is the principal federal statute governing the treatment, storage and disposal of hazardous wastes. RCRA imposes stringent operating requirements, and liability for failure to meet such requirements, on a person who is either:

-	a “generator” or “transporter” of hazardous waste, or
-	an “owner” or “operator” of a hazardous waste treatment, storage or disposal facility.

At present, RCRA includes a statutory exemption that allows oil and natural gas exploration and production wastes to be classified as non-hazardous waste. As a result, we will not be subject to many of RCRA’s requirements because its operations will probably generate minimal quantities of hazardous wastes.

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CERCLA, also known as “Superfund”, imposes liability, without regard to fault or the legality of the original act, on certain classes of persons that contributed to the release of a “hazardous substance” into the environment. These persons include:

-	the “owner” or “operator” of the site where hazardous substances have been released, and
-	companies that disposed or arranged for the disposal of the hazardous substances found at the site.

CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In the course of our ordinary operations, we could generate waste that may fall within CERCLA’s definition of a “hazardous substance”. As a result, We may be liable under CERCLA or under analogous state laws for all or part of the costs required to clean up sites at which such wastes have been disposed.

Under such law we could be required to:

-	remove or remediate previously disposed wastes, including wastes disposed of or released by prior owners or operators,
-	clean up contaminated property, including contaminated groundwater, or

-	perform remedial plugging operations to prevent future contamination.

We could also be subject to other damage claims by governmental authorities or third parties related to such contamination.

While the foregoing regulations appear extensive, we believe that because we will initially be drilling and operating one oil or gas well, compliance with the foregoing regulations will not have any material adverse affect upon us. Further, we believe we will only spend minimal amounts of money to comply therewith in connection with its one proposed well.

Company’s Office

Our offices are located at 6037 Frantz Rd., Dublin, OH 43017. Our telephone number is 614-459-4959.

Employees

We are a development stage company and currently have four full time employees.

DESCRIPTION OF PROPERTY

Our principal executive offices located at 6037 Frantz Rd Suite 103, Dublin, OH 43017 where we occupy approximately 1200 square feet of office space pursuant to a lease with a term of 3 years. Our monthly rent is $1,184.00. We believe that our current office space is sufficient to meet our current needs.

A description of our oil and gas properties is included in the “Business” section of this prospectus and is incorporated herein by reference.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceedings and are not aware of any material threatened legal proceeding.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-looking Statements

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements, and notes thereto, included elsewhere in this prospectus. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future.

On September 30, 2012, we acquired 100% of the issued and outstanding ownership units of Cardinal Energy Group, LLC in exchange for 31,050,000 shares of our common stock. As a result of this acquisition, we are engaged in the business of exploring, purchasing, developing and operating oil and gas leases. We intend to acquire additional producing and non-producing oil and gas properties in future.

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On July 3, 2013 we completed the acquisition of an 85% working interest in the Conway-Dawson Leases from an unaffiliated third party. We paid $400,000 for this property, all of which was paid pursuant to a 24-month balloon Secured Promissory Note (the “Note”) with an annual interest rate of six percent (6%). If we pay the Note in full within 90 days of its issuance, the outstanding principal amount of the note and accrued interest shall be reduced by 10%. We intend to repay the Note by allocating 40% of the monthly proceeds after the lease operating expenses attributable to our working interests are deducted will be paid directly to the seller to reduce the debt under the Note.

We have nominal revenues, have achieved losses since inception, have limited operations, have been issued a going concern opinion by our auditors and currently rely upon the sale of our securities to fund operations. We are concentrating on acquiring producing and non-producing properties in the United States. We currently own interests in oil and gas leases located in the states of California and Ohio. We may enter into agreements with major and independent oil and natural gas companies to drill and own interests in oil and natural gas properties. We also may drill and own interests without such strategic partners.

Financial Overview

Assuming we are able to raise the maximum amount of this offering, the following reflects how we intend to use the proceeds of the offering over the next twelve months:

Operations	$2,100,000
Administrative	$450,000
Working capital	$410,000
Debt repayment	$290,000
Total	$3,250,000

Currently, we do not have sufficient capital on hand or expected from production from our properties to complete our proposed budget and maintain operations for the current year. Accordingly we will have to raise additional capital through the sale of our common or preferred stock or from loans from our officers and directors or unrelated third parties. As of the date of this prospectus, we have not entered into any agreements with anyone to provide us with capital through the sale of capital stock or through loans.

Currently, based upon our current resources, we believe we can maintain operations through 2013.

We are focused on growth via the reworking of marginal oil and gas wells in mature but marginally producing fields that have significant proven reserves yet to be produced throughout the Appalachian Basin. Many of these wells were drilled during the boom time of the early 1980’s. Newer production theories and technology make it possible to re-enter these older wells that have been ‘walked away from’ by their original operators.

Results of Operations

Three Months Ended March 31, 2013

Oil and Gas Revenues

For the three months ended March 31, 2013 oil and gas revenues increased to $1,871 compared to $1,487 for the three months ended March 31, 2012. We expect to increase revenues by acquiring additional oil and gas wells and reworking them to increase production.

Well Operating Expense

For the three months ended March 31, 2013 well operating costs decreased to $1,709 compared to $1,795 for the three months ended March 31, 2012. The decrease was due in part to a change in operator of our California wells.

General and Administrative Expenses

For the three months ended March 31, 2013 general and administrative expenses increased to $480,512 compared to $26,517 for the three months ended March 31, 2012. The increase was primarily attributable to stock based compensation as we have increased our efforts to locate additional future oil and gas leasing opportunities following our acquisition of Cardinal Energy Group, LLC and increases in our administrative costs of our SEC reporting obligations.

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Depreciation, Depletion and Amortization

For the three months ended March 31, 2013 depreciation and amortization expense increased to $1,970 compared to $704 for the three months ended March 31, 2012. The increase was due to a change in the estimated life of the assets being depreciated

Other Expenses

Other expense for the three months ended March 31, 2013 our other expenses was $22,115 compared to $0 for the three months ended March 31, 2012. The increase was due to a loss on derivative liabilities and interest expense associated with our borrowing activities.

Net Loss

For the three months ended March 31, 2013 our net loss was $460,205 compared to a net loss of $27,529 for the three months ended March 31, 2013. The increase was primarily due to the increase in General and Administrative expenses.

BALANCE SHEET

Convertible Notes Payable

We had convertible notes payable of $108,813 as of March 31, 2013 as compared to $0 as of December 31, 2012. The increase was related to our increased borrowings as a result of our development activities.

Accounts Payable Related Party

We had related party payables of $81,871 as of March 31, 2013 as compared to $122,845 as of December 31, 2012 due to amounts paid down during the quarter.

Workovers

We did not undertake any substantial workovers during 2013. As of the date of this filing, we have no definitive plans to undertake any workovers pending receipt of additional capital.

Financial Condition, Liquidity and Capital Resources

We continue to incur operating expenses in excess of net revenue and will require capital infusions to sustain our operations until operating results improve. We may not be able to obtain such capital in a timely manner and as a result may incur liquidity imbalances.

Capital Resources and Liquidity

We used cash in operations of $127,067 during the three months ended March 31, 2013 compared to $44,461 during the three months ended March 31, 2012. The increase was due to the increased loss from operations as a result of costs incurred.

We used cash from investing activates of $2,940 during the three months ended March 31, 2013 for purchases of property and equipment compared to net receipts of $55,000 during the three months ended March 31, 2012. In 2012, $75,000 came from the sale of oil properties. We used $20,000 in 2012 to make payments on a note receivable.

We were provided $128,000 of net cash from financing activities during the three months ended March 31, 2013 compared to $10,022 used during the same period in 2012. The funds in 2013 came primarily from sales of convertible notes, related party loans and partially offset by payments on related party loans.

At March 31, 2013 we had cash on hand of $1,453 which is not sufficient to meet our operating needs for the next twelve months. We anticipate the need to raise $1,250,000 to $5,000,000 from the issuance of common stock to meet our operating requirements and allow the rework of our existing wells and to drill new wells.

At March 31, 2013 our current assets were $$18,393 and our current liabilities were $$303,485 resulting in a negative working capital of $$285,092.

We have a note receivable for $20,000. The note was due in October 2012 with accrued interest at 4% per annum. The note is currently in default and we anticipate filing suit shortly to obtain a judgment for the unpaid, principle, interest, attorney’s fees and court costs.

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In April 2013 we borrowed $42,500 from an unrelated third party entity in the form of a convertible note. The note bears interest at a rate of 8.0 percent per annum, with principal and interest due one year from issuance. The principal balance of the note along with accrued interest is convertible after 180 days, at the option of the note holder, into shares of our common stock at a conversion rate of 58% of the average of the lowest three trading prices for our common stock during the ten day period on the latest complete trading day prior to the conversion date.

Year Ended December 31, 2012 and 2011

Oil and Gas Revenues

For the year ending December 31, 2012 oil and gas revenues increased to $21,162 compared to $11,727 for the year ending December 31, 2011. Our wells still need to be reworked to bring production up to prior levels.

Lease Operating Expense

For the year ending December 31, 2012 well operating costs increased to $21,934 compared to $3,384 for the year ending December 31, 2011. Our wells still need to be reworked to bring production up to prior levels.

General and Administrative Expenses

For the year ending December 31, 2012 general and administrative expenses increased to $206,585 compared to $39,613 for the year ending December 31, 2011. The increase was due to legal and accounting expenses incurred in connection with our acquisition of Cardinal Energy Group, LLC and our SEC reporting obligations in connection with that acquisition.

Bad Debt Expense

We recorded $20,000 of bad debt expense during the year ended December 31, 2012 related to a note receivable.

Depreciation, Depletion, Amortization, and Impairment

For the year ending December 31, 2012 depreciation, depletion and amortization expense increased to $4,100 compared to $2,366 for the year ending December 31, 2011. The increase was due to depreciation of additions to equipment purchased during the year.

For the year ending December 31, 2012 impairment increased to $579,963 compared to $0 for the year ending, December 31, 2011. The increase is due to the re-evaluation of future plans for unproved properties.

Net Loss

For the year ending December 31, 2012 our net loss was $819,255 compared to a net loss of $41,863 for the year ending December 31, 2011. The increase was due to an impairment of unproved properties and legal and accounting expenses incurred in connection with our acquisition of Cardinal Energy Group, LLC and our SEC reporting obligations in connection with that acquisition.

Financial Position

Accounts Payable Related Party

We had related party payables of $122,845 as of December 31, 2012 due to cash advances from shareholders to cover our operating costs.

Well Workovers

We did not undertake any substantial workovers during 2012. As of the date of this filing, we have no plans to undertake any workovers pending receipt of additional capital.

Financial Condition, Liquidity and Capital Resources

We continue to incur operating expenses in excess of net revenue and will require capital infusions to sustain our operations until operating results improve. We may not be able to obtain such capital in a timely manner and as a result may incur liquidity imbalances.

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Capital Resources and Liquidity

We used cash in operations of $94,378 during the year ended December 31, 2012 compared to $18,225 during the year ended December 31, 2011. The increase was due to the increased loss from operations as a result of costs incurred in connection with our acquisition of Cardinal Energy Group, LLC and our SEC reporting obligations in connection with that acquisition.

We were provided net cash from investing activates of $40,802 during the year ended December 31, 2012 compared to $0 during the twelve months ended December 31, 2011. In 2012, $75,000 came from the sale of oil properties. We used $20,000 in 2012 to issue a note receivable and $14,198 to acquire equipment.

We were provided $56,925 of net cash from financing activities during the year ended December 31, 2012 compared to $18,336 during the same period in 2011. The net of $26,925 in funds came from related party loans and $30,000 from the sale of common stock. In 2011 we received net cash of 13,686 from the sale of stock, used $5,372 to pay a loan, and received $10,022 from related party advances.

At December 31, 2012 we had cash on hand of $3,460 which is not sufficient to meet our operating needs for the next twelve months. We anticipate the need to raise $2,100,000 from the issuance of common stock to meet our operating requirements and allow the rework of our existing wells and to drill new wells.

At December 31, 2012 our current assets were $145,178 and our current liabilities were $248,033 resulting in a negative working capital of $102,855.

Critical Accounting Policies and Estimates

We prepared our financial statements and the accompanying notes in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions about future events that affect the reported amounts in the financial statements and the accompanying notes. We identified certain accounting policies as critical based on, among other things, their impact on the portrayal of our financial condition, results of operations, or liquidity and the degree of difficulty, subjectivity, and complexity in their deployment. Critical accounting policies cover accounting matters that are inherently uncertain because the future resolution of such matters is unknown. Management routinely discusses the development, selection, and disclosure of each of the critical accounting policies. The following is a discussion of our most critical accounting policies.

We follow the full cost method of accounting for our oil and natural gas properties, whereby all costs incurred in connection with the acquisition, exploration for and development of petroleum and natural gas reserves are capitalized. Such costs include lease acquisition, geological and geophysical activities, rentals on non-producing leases, drilling, completing and equipping of oil and gas wells and administrative costs directly attributable to those activities and asset retirement costs. Disposition of oil and gas properties are accounted for as a reduction of capitalized costs, with no gain or loss recognized unless such adjustment would significantly alter the relationship between capital costs and proved reserves of oil and gas, in which case the gain or loss is recognized to income.

Depletion and depreciation of proved oil and gas properties is calculated on the units-of-production method based upon estimates of proved reserves. Such calculations include the estimated future costs to develop proved reserves. Oil and gas reserves are converted to a common unit of measure based on the energy content of 6,000 cubic feet of gas to one barrel of oil. Costs of unevaluated properties are not included in the costs subject to depletion. These costs are assessed periodically for impairment.

In applying the full cost method, we performed an impairment test (ceiling test) at each reporting date, whereby the carrying value of oil and gas property and equipment is limited to the “estimated present value” of the future net revenues from its proved reserves, discounted at a 10-percent interest rate and based on current economic and operating conditions, plus the cost of properties not being amortized, plus the lower of cost or fair market value of unproved properties included in costs being amortized, less the income tax effects related to any book and tax basis differences of the properties. Impairments on unproved properties transferred into the evaluated property pool were $579,963 and $0 for the years ended December 31, 2012 and 2011 respectively.

We follow FASB ASC 410, Asset Retirement and Environmental Obligations which requires entities to record the fair value of a liability for asset retirement obligations (“ARO”) and recorded a corresponding increase in the carrying amount of the related long-lived asset. The asset retirement obligation primarily relates to the abandonment of oil and gas properties. The present value of the estimated asset retirement cost is capitalized as part of the carrying amount of oil and gas properties and is depleted over the useful life of the asset. The settlement date fair value is discounted at our credit adjusted risk-free rate in determining the abandonment liability. The abandonment liability is accreted with the passage of time to its expected settlement fair value. Revisions to such estimates are recorded as adjustments to ARO are charged to operations in the period in which they become known. At the time the abandonment cost is incurred, the Company is required to recognize a gain or loss if the actual costs do not equal the estimated costs included in ARO. The ARO is based upon numerous estimates and assumptions, including future abandonment costs, future recoverable quantities of oil and gas, future inflation rates, and the credit adjusted risk free interest rate.

Off-Balance Sheet Arrangements

We currently do not have any off-balance sheet arrangements.

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MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTCQB and trades under the symbol “CEGX”. On July 22, 2013, the closing sale price for our common stock was $1.30 on the OTCQB. As of July 22, 2013, there were approximately 128 record holders and approximately 34,928,367 shares of common stock issued and outstanding.

The following table reflects the range of high and low bid information for our common stock for the period indicated. The bid information was obtained from the OTC Markets Group, Inc. and reflects inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

Quarter Ended	Bid High	Bid Low
Fiscal Year 2012
December 31, 2012	$2.525	$0.35
September 30, 2012	$0.70	$0.625
June 30, 2012	$0.55	$0.20
March 31, 2012	$0.20	$0.135
Fiscal Year 2011
December 31, 2011	$0.24	$0.15
September 30, 2011	$0.17	$0.17
June 30, 2011	$0.17	$0.17
March 31, 2011	$0.17	$0.17

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name, age and position of each person who is a director or executive as of the date of this prospectus.

Name	Age	Positions and Offices to be Held
Timothy W. Crawford	56	Chief Executive Officer and Director
James McCabe	67	President
Daniel Troendly	58	Principal Financial Officer, Principal Accounting Officer and Treasurer
John C. May	57	Senior Vice President, Secretary and Director
Terrence Dunne	64	Chairman of the Board of Directors

Our directors are appointed for a one-year term to hold office until their successor is duly elected and qualified. Our officers are appointed by our board of directors and hold office until removed by the board. There are no agreements with respect to the election of Directors. We have not compensated our Directors for service on our Board of Directors, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our Board of Directors and/or any committee of our Board of Directors. Our Board of Directors may in the future determine to pay Directors’ fees and reimburse Directors for expenses related to their activities.

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All of our directors bring to our Board executive leadership experience derived from their prior business experience. Each of our board members has demonstrated strong business acumen and an ability to exercise sound judgment and has a reputation for integrity, honesty and adherence to ethical standards.

Timothy W. Crawford. Since September 30, 2012, Mr. Crawford has been our CEO, member of the board of directors and in January 2013, Mr. Crawford was elected President. Since 2011 Mr. Crawford has been CEO/Director of Cardinal Energy Group, LLC, an Ohio Limited Liability Company engaged in the production of oil and gas which we acquired. Since 2012, Mr. Crawford has been Managing Partner or Northstar Capital, Columbus, Ohio. Northstar Capital is a private corporation engaged in business consulting. From 2009 to 2011, Mr. Crawford has been Executive Vice President / Co-Founder of Manx Energy, Inc. a private company located in Overland Park, Kansas. Manx Energy is engaged in the business of oil and gas production. Mr. Crawford was responsible for investor relations, business development, and acquisitions. From 2009 to 2011, Mr. Crawford was a Co-Founder / Director of Continental Energy, LLC, a private company located in Columbus, Ohio. Continental Energy was engaged in the business of oil and gas production. Continental merged with Cardinal Energy Group, LLC. From 2007 to 2009, Mr. Crawford was CEO / Chairman of the Board / Co-Founder of Capital City Energy Group Inc., a public company traded on the OTCBB under the symbol CETG. Capital City Energy Group Inc. was engaged in the business of oil and gas production and an oil and gas fund manager. Mr. Crawford oversaw day to day operations, investor relations, capital raises, and acquisitions. From 2003 to 2007, Mr. Crawford was CEO and Co-Founder of Capital City Partners Inc., a private company located in Columbus, Ohio. Capital City Partners Inc. was engaged in the business of providing regional financial services with a Wealth Management Division / Investment Banking Division / General Insurance Agency. Mr. Crawford oversaw day to day operations and continued to work as a registered representative and investment banker with select institutional clients.

James McCabe. From 2004 to present, Mr. McCabe was a principal of Diamond Energy Services, an oil field service company providing work over rigs, trucking and other support oil exploration services he founded. During this time Mr. McCabe led the acquisition of the Big Foot Field in South Texas, previously discovered and owned by Shell Oil Company from 1946 to 1991 and consisting of 7,000 acres and 600 wells. Mr. McCabe was responsible for supervision of the Big Foot Field until 2012 and during his involvement in the project he drilled or deepened over 80 production wells, rebuilt a gas pipeline, established partial water flood and chemical injection programs and was responsible for regulatory compliance and financing. Also, during the period of Mr. McCabe’s involvement at the Big Foot Field, production increased over 100% where he employed novel tools and techniques for Ultra-Short Radius Horizontal Drilling and short radius horizontal drilling technology, among others.

From 1981 to 2004, Mr. McCabe was a principal of SanAnco Energy Corporation, a predecessor of Maverick Energy Group, Ltd., an oil and gas exploration and production company he founded. From 1979 to 1980, Mr. McCabe was a principal of McCabe Petroleum, an oil and gas exploration and production company he founded. From 1975 to 1978, Mr. McCabe was an independent oil and gas investor who acquired interests in oil wells. Mr. McCabe was a helicopter pilot in the United States Marine Corps until his honorable discharge as a captain in 1973. Mr. McCabe received a Bachelors of Arts degree in education from Trinity University, San Antonio, Texas.

Daniel Troendly. Since September 30, 2012, Daniel Troendly has been our treasurer, CFO and a director. Since 2012 Mr. Troendly has been Chief Financial Officer of Cardinal Energy Group, LLC, an Ohio Limited Liability Company engaged in the production of gas and oil. Mr. Troendly oversees all accounting and financial matters. From 2009 to 2010, Mr. Troendly was the owner and operator of Daniel C. Troendly Co., engaged in the business of counseling companies with respect to oil and gas accounting. From 2005 to 2009, Mr. Troendly was controller of Atlas Energy Resources (ALTS), a publicly traded oil and gas producer whose shares of common stock are traded on The NASDAQ. Mr. Troendly was responsible for the oversight of all accounting and financial data regarding the drilling and completion of new wells.

John C. May. Since September 30, 2012, John C. May has been our senior vice president, secretary and a director. Since March 2012, Mr. May has been Managing Partner of Northstar Capital, Columbus, Ohio. Northstar Capital is a private corporation engaged in the business consulting. Since March 2009, Mr. May has been Managing Director of The Opportunity Fund located in Upper Arlington, Ohio. The Opportunity Fund is a private company that provides small cap bridge loan financing, account and client management for the fund, and research. Since September 2007, Mr. May has been Chairman and CEO of Advanced Treatment Processes, Inc., Haines City, Florida. Advanced Treatment Processes, Inc. is a private company engaged in the business of green energy. Mr. May is responsible for the oversight of all day to day activities, capital formation, business planning, equipment design, contract and permit procurement. Since January 2000, Mr. May has been president of JCM Capital located in Cocoa Beach, Florida. JCM Capital is a sole proprietorship engaged in the business of business consulting. Mr. May is responsible for business planning, marketing, publicity campaigns, product development and all other day to day oversight. Mr. May is also a member of the board of directors of Director Chairman CEO- World Modal Network Services, Inc., Haines City, Florida which trades on the Pink Sheets under the symbol WMDL. Mr. May is also a member of the board of directors of PKG Entertainment Inc., Scottsdale, Arizona which trades on the Pink Sheets under the symbol “PKGN”. Mr. May was appointed to the foregoing boards in order to assist with their listings on the Pink Sheets.

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Terrence Dunne. Since September 30, 2012, Terrence Dunne has been a director and chairman of our board of directors. Since July 2012, Mr. Dunne has been the CFO and director of SpectrumDNA, Inc., a publicly held company trading on the OTC Pink Sheets, under the symbol of “SPXA”. Spectrum is currently classified as a “shell” corporation. Since 2009, Mr. Dunne has been a Director of Gambit Energy, Inc., formerly known as Silver Butte Mining Co. and Gulfmark Energy, Inc. Gambit Energy is a public company traded on the OTC Pink Sheets under the symbol “GMEI”. Gambit Energy is engaged the business of exploratory oil and gas projects in Southwest Texas. Mr. Dunne resigned from the board of directors of Gambit Energy in January, 2013. From 2006 to January 2012, Mr. Dunne was a Director of Hanover Gold Mining Company, subsequently known as Rock Energy Inc., a public company traded on the OTCBB under the symbol “RCKE”. It is engaged in the mining of gold in Southwest Colorado. Since 2008, Mr. Dunne has been a director of Blue Arch Resources Inc., a privately owned, Texas-based company. It is a start-up business engaged in processing and recycling drilling mud from oil operations. From 2006 to 2008, Mr. Dunne was a Director of Clean Wind Energy Towers, formerly, Superior Silver Mines Inc. Clean Wind Energy is a public company traded on the OTCBB under the symbol “CWET”. It is engaged in the business of providing alternative clean energy consulting through the use of downdraft towers. Since 2002, Mr. Dunne has been a director, from 2002- to 2010, the secretary/treasurer since 2010, the president, and since 2012, the CEO of Gold Crest Mines Inc. Gold Crest Mines is a publicly traded company traded on the OTCBB under the symbol “GCMN”. It is engaged in the business of gold exploration with properties in Alaska. From 2001 to 2004, Mr. Dunne was a Director of Daybreak Oil and Gas Inc., a public company traded on the OTCBB under the symbol “DBRM”. It is engaged in the business of oil and gas production. From 2000 to 2006, Mr. Dunne had been an Advisor to Nova Energy Biofuels, in respect to acquisition and merger matters. The company was formerly known as Nova Oil and Gas Inc. In 2006, Nova Energy changed their business from an oil and gas producer to biofuel energy. Its business operations have ceased. Since 1998, Mr. Dunne has been the owner of Terrence J. Dunne & Associates, a private company engaged in business consulting with a focus on acquisitions, mergers and reorganizations.

Conflicts of Interest

We believe that our current officers and directors will not be subject to conflicts of interest. No policy has been implemented or will be implemented to address conflicts of interest.

Audit Committee Financial Expert

We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we are only beginning our commercial operations, at the present time, we believe the services of a financial expert are not warranted.

Audit Committee and Charter

We have a separately-designated audit committee of the board. Audit committee functions are performed by our board of directors. None of our directors are deemed independent. All directors also hold positions as our officers. Our audit committee is responsible for: (1) selection and oversight of our independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; (3) establishing procedures for the confidential, anonymous submission by our employees of concerns regarding accounting and auditing matters; (4) engaging outside advisors; and, (5) funding for the outside auditor and any outside advisors engagement by the audit committee. A copy of the audit committee charter was filed as Exhibit 99.1 to our 2009 Annual Report on Form 10-K as filed with the Securities and Exchange Commission on April 1, 2010.

Code of Ethics

We have adopted a corporate code of ethics. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code. A copy of the code of ethics was filed as Exhibit 14.1 to our 2009 Annual Report on Form 10-K as filed with the Securities and Exchange Commission on April 1, 2010.

Disclosure Committee and Charter

We have a disclosure committee and disclosure committee charter. Our disclosure committee is comprised of all of our officers and directors. The purpose of the committee is to provide assistance to the Chief Executive Officer and the Chief Financial Officer in fulfilling their responsibilities regarding the identification and disclosure of material information about us and the accuracy, completeness and timeliness of our financial reports. A copy of the disclosure committee charter was filed as Exhibit 99.2 our 2009 Annual Report on Form 10-K as filed with the Securities and Exchange Commission on April 1, 2010.

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Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% stockholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file. Based on our review of the copies of such forms received by us, or written representations that no other reports were required, and to the best of our knowledge, we believe that all of our officers, directors, and owners of 10% or more of our common stock filed all required Forms 3, 4, and 5 with the exception of Mr. Daniel Troendly, our Chief Financial Officer, who filed a Form 3 late and Mr. McCabe who has not filed a Form 3.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us for the last two years ended December 31, 2012 and 2011, to our principal executive officer, each other executive officer serving as such whose annual compensation exceeded $100,000, and up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer of our company at December 31, 2012. The value attributable to any option awards is computed in accordance with FASB ASC Topic 718.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension Value &
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Totals
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Timothy W. Crawford(1)	2012	0	0	0	0	0	0	0	0
Chief Executive Officer	2011	0	0	0	0	0	0	0	0

Gregory Ruff(2)	2012	0	0	0	0	0	0	0	0
Former President	2011	0	0	0	0	0	0	0	0

(1) Mr. Crawford has served as our Chief Executive Officer since September 30, 2012.

(2) Mr. Ruff served as our President until September 30, 2012.

We have not paid any salaries in 2013. We will not begin paying salaries until we have adequate funds to do so.

The following table sets forth the compensation paid by us to our directors for the year ending December 31, 2012. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid to our named director.

Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
	Fees			Incentive	Deferred	All
	Earned or	Stock	Option	Plan	Compensation	Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Timothy W. Crawford	0	0	0	0	0	0	0
Dan Troendly	0	0	0	0	0	0	0
John C. May	0	0	0	0	0	0	0
Terrence Dunne	0	0	0	0	0	0	0
Gregory Ruff	$10,000	0	0	0	0	0	$10,000

All compensation received by our officers and directors has been disclosed.

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

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Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2012:

OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Timothy W. Crawford, Chief Executive Officer	0	0	0	0	0	0	0	0	0

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At July 29, 2013, we had 34,928,367 shares of our common stock issued and outstanding which is our only class of voting securities outstanding. The following table sets forth certain information, as of July 29, 2013 with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five percent, (ii) each of our executive officers and directors, and (iii) our directors and executive officers as a group.

Unless otherwise indicated, the business address of each person listed is in care of c/o Cardinal Energy Group, Inc., 6037 Frantz Road, Suite 103, Dublin, Ohio 43017. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Timothy W. Crawford, Chief Executive Officer and Director(1)	9,395,606		26.9%
James McCabe, President	-		-
Daniel Troendly, Chief Financial Officer	310,500	*
John C. May, Senior Vice President and Director	621,000		1.8%
Terrence Dunne, Chairman of the Board of Directors	310,500	*
All officers and directors as a group (Five persons)	10,637,606		30.5%

* Less than 1%.

(1) Includes 4,450 shares owned directly and 9,395,606 shares owned by Continental Capital Partners, Inc., a corporation owned and controlled by Mr. Crawford.

35

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND CORPORATE GOVERNANCE

On September 30, 2012, we transferred to Mr. Ruff all right, title and interest to all of our assets relating to our steak timer, including our inventory of steak timers and our license from Mr. Ruff to market and manufacture the steak timer.

On January 23, 2013 the Company entered into an agreement in which a related party transferred a $20,000 bond to the Company.

Various general and administrative expenses of the Company as well as loans for operating purposes have been paid for or made by related parties of the Company. During the three months ended March 31, 2013, the Company received cash of $22,500 on these payables, had $14,345 in expenses paid on behalf of the Company, and made payments totaling $80,500 on these related party payables. Related party payables totaled $81,871 and $122,845 at March 31, 2013 and December 31, 2012, respectively. These amounts payable bear no interest, are uncollateralized and due on demand.

Various general and administrative expenses of the Company as well as loans for operating purposes have been paid for or made by related parties of the Company. During the year ended December 31, 2012 the Company received cash of $46,500 on these payables, had $85,898 in expenses paid on behalf of the Company, and made payments totaling $19,575 on these related-party payables. Related party payables totaled $122,845 and $10,022 at December 31, 2012 and 2011, respectively. These amounts payable bear no interest, are uncollateralized and due on demand.

Review, approval or ratification of transactions with related persons

Our management believes that the terms of the above transactions are as favorable to our company as could have been obtained from nonaffiliated persons at the time and under the circumstances as when the transactions were entered into.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to informational filing requirements of the U.S. Securities Exchange Act of 1934, as amended, and its rules and regulations. This means that we will file reports and other information with the U.S. Securities and Exchange Commission. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at Judiciary Plaza, 100 F Street, N.E. Washington D.C. 20549. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that will contain the reports and other information that we file electronically with the Commission and the address of that website is http://www.sec.gov. Statements contained in this prospectus as to the intent of any contract or other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of the particular contract or other document filed as an exhibit to this registration statement, each statement being qualified in all respects by this reference.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with any information other than that provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the company pursuant to any provisions contained in its Articles of Incorporation, Bylaws, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of the Company’s legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon by Legal & Compliance, LLC, West Palm Beach, Florida.

EXPERTS

The financial statements appearing in this prospectus and registration statement on Form S-1 have been audited by MaloneBailey, LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere in this prospectus and in the registration statement on Form S-1, and such report is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

36

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm registered with the Public Company Accounting Oversight Board.

The unaudited financial statements for the period end March 31, 2013 and audited financial statements for the years ended December 31, 2012 and December 31, 2011 follow:

37

Cardinal Energy Group, Inc.

(Formerly Koko, Ltd.)

Balance Sheets

(Unaudited)

	March 31, 2013	December 31, 2012

ASSETS
CURRENT ASSETS
Cash	$1,453	$3,460
Accounts receivable - related party	-	16,978
Investments	16,940	124,740

Total Current Assets	18,393	145,178

PROPERTY AND EQUIPMENT, net	21,262	20,073

OIL AND GAS PROPERTIES (full cost method)
Unproved properties, net of accumulated depletion, depreciation, amortization, and impairment of $579,963 and $579,963, respectively	671,972	653,222

OTHER ASSETS
Cash bond	20,000	-
Security deposit	3,452	3,452

Total Other Assets	23,452	3,452

TOTAL ASSETS	$735,079	$821,925

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$119,535	$50,948
Related party payables	81,871	122,845
Notes payable	53,000	-
Derivative liability	49,079	74,240

Total Current Liabilities	303,485	248,033

LONG-TERM LIABILITIES
Convertible notes, net of debt discount of $24,187 and $-0-, respectively	108,813	-
Asset retirement obligation	7,979	7,760

Total Long-Term Liabilities	116,792	7,760

TOTAL LIABILITIES	420,277	255,793

STOCKHOLDERS’ EQUITY
Common stock, 100,000,000 shares authorized at par value of $0.00001; 34,777,500 and 34,545,000 shares issued and outstanding, respectively	348	346
Additional paid-in capital	3,835,425	3,518,752
Accumulated other comprehensive loss	(2,200,660)	(2,092,860)
Retained earnings (deficit)	(1,320,311)	(860,106)

TOTAL STOCKHOLDERS’ EQUITY	314,802	566,132

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$735,079	$821,925

The accompanying notes are an integral part of these unaudited financial statements.

F-1

Cardinal Energy Group, Inc.

(Formerly Koko, Ltd.)

Statements of Operations and Other Comprehensive Loss

(Unaudited)

	For the Three Months Ended
	March 31,
	2013	2012

REVENUES
Oil and gas revenues	$1,871	$1,487

Total Revenues	1,871	1,487

OPERATING EXPENSES
Well operating costs	1,709	1,795
Depreciation and amortization expense	1,751	676
Accretion expense	219	28
General and administrative	480,512	26,517

Total Operating Expenses	484,191	29,016

LOSS FROM OPERATIONS	(482,320)	(27,529)

OTHER INCOME (EXPENSES)
Interest expense, net	(3,046)	-
Gain (loss) on derivative	25,161	-

Total Other Income (Expenses)	22,115	-

NET LOSS	$(460,205)	$(27,529)

OTHER COMPREHENSIVE LOSS
Change in value of investments	(107,800)	(2,156)

NET COMPREHENSIVE LOSS	$(568,005)	$(29,685)

Basic and diluted loss per common share	(0.01)	(0.00)

Weighted average shares outstanding (basic and diluted)	34,768,848	34,500,000

The accompanying notes are an integral part of these unaudited financial statements.

F-2

Cardinal Energy Group, Inc.

(Formerly Koko, Ltd.)

Statements of Stockholders’ Equity

(Unaudited)

					Accumulated
			Additional		Other
	Common Stock		Paid-In	Accumulated	Comprehensive	Total
	Shares	Amount	Capital	Deficit	Loss	Equity

Balance at December 31, 2012	34,545,000	$346	$3,518,752	$(860,106)	$(2,092,860)	$566,132

Common stock issued for services	217,500	2	271,873			271,875

Common stock issued for property	15,000	-	18,750			18,750

Beneficial conversion feature			26,050			26,050

Unrealized holding gains and losses for available-for-sale-securities					(107,800)	(107,800)

Net loss	-	-	-	(460,205)	-	(460,205)

Balance at March 31, 2013	34,777,500	$348	$3,835,425	$(1,320,311)	$(2,200,660)	$314,802

The accompanying notes are an integral part of these unaudited financial statements.

F-3

Cardinal Energy Group, Inc.

(Formerly Koko, Ltd.)

Statements of Cash Flows

(Unaudited)

	For the Three Months Ended
	March 31,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(460,205)	$(27,529)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	1,751	676
Accretion	219	28
Amortization of debt discount	1,863	-
Stock based compensation	271,875	-
Gain on derivative liabilities	(25,161)	-
Changes in operating assets and liabilities:
Accounts receivable	-	(15,000)
Accounts receivable - related party	16,978	-
Accounts payable - related party	(2,974)	-
Accounts payable and accrued expenses	68,587	(2,635)

Net Cash Used in Operating Activities	(127,067)	(44,460)

CASH FLOWS FROM INVESTING ACTIVITIES
Notes receivable	-	(20,000)
Purchase of property and equipment	(2,940)	-
Sale of oil properties	-	75,000

Net Cash Provided by (Used in) Investing Activities	(2,940)	55,000

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable - related party	22,500	-
Proceeds from notes payable	186,000	-
Repayment of notes payable -related party	(80,500)	(10,022)

Net Cash Provided by (Used in) Investing Activities	128,000	(10,022)

NET (DECREASE) INCREASE IN CASH	(2,007)	518
CASH AT BEGINNING OF PERIOD	3,460	111

CASH AT END OF PERIOD	$1,453	$629

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

CASH PAID FOR:
Interest	$-	$-
Income Taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for oil and gas properties	$18,750	$-
Unrealized gain (loss) on AFS securities	$(107,800)	$(2,156)
Debt discount from beneficial conversion feature	$26,050	$-
Related party debt issued for cash bond	$20,000	$-

The accompanying notes are an integral part of these unaudited financial statements.

F-4

Cardinal Energy Group, Inc.

Notes to the Condensed Financial Statements

For the Periods Ended March 31, 2013 and December 31, 2012

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at March 31, 2013, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s December 31, 2012 audited financial statements. The results of operations for the period ended March 31, 2013 and 2012 are not necessarily indicative of the operating results for the full year.

Nature of Operations and Organization

Cardinal Energy Group, LLC (the “Company”) was organized as a Limited Liability Company (“LLC”) on March 10, 2009 under the laws of the State of Ohio.

Effective September 23, 2012 the Company entered into a Share Exchange Agreement with Koko Ltd., a Nevada company (“Koko”), whereby the Company agreed to issue 100 percent of its issued and outstanding shares of common stock in exchange for Koko issuing the shareholders of the Company 31,050,000 shares of Koko. The transaction was accounted for as a reverse-merger recapitalization with Koko the acquirer for legal purposes and the Company the acquirer for accounting purposes. Pursuant to this agreement the Company changed its corporate name from Cardinal Energy Group, LLC to Cardinal Energy Group, Inc. The shareholders of Koko retained 3,450,000 common shares in the transaction. The number of authorized shares in the surviving entity remained at 100,000,000.

The Company has been engaged in the exploration, development, exploitation and production of oil and natural gas. The Company sells its oil and gas products primarily to domestic purchasers of oil and gas production. Its operations are presently focused in the State of California. The recoverability of the capitalized exploration and development costs for these properties is dependent upon the existence of economically recoverable reserves, the ability of Cardinal Energy Group, Inc. to obtain the necessary financing to complete exploration and development, and future profitable production or proceeds from disposition of such property.

Basis of Presentation and Use of Estimates

These financial statements have been prepared in accordance with accounting principles generally accepted in United States of America which requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosures of revenues and expenses for the reported year. Actual results may differ from those estimates.

Revenues and direct operating expenses of the California properties represent members’ interest in the properties acquired for the periods prior to the closing date and are presented on the accrual basis of accounting and in accordance with generally accepted accounting principles. The financial statements presented are not indicative of the results of operations of the acquired properties going forward due to changes in the business and inclusion of the above mentioned expenses.

F-5

Cardinal Energy Group, Inc.

Notes to the Condensed Financial Statements

For the Periods Ended March 31, 2013 and December 31, 2012

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Oil and Gas Properties

The Company follows the full cost method of accounting for its oil and natural gas properties, whereby all costs incurred in connection with the acquisition, exploration for and development of petroleum and natural gas reserves are capitalized. Such costs include lease acquisition, geological and geophysical activities, rentals on non-producing leases, drilling, completing and equipping of oil and gas wells and administrative costs directly attributable to those activities and asset retirement costs. Disposition of oil and gas properties are accounted for as a reduction of capitalized costs, with no gain or loss recognized unless such adjustment would significantly alter the relationship between capital costs and proved reserves of oil and gas, in which case the gain or loss is recognized to income.

Depletion and depreciation of proved oil and gas properties is calculated on the units-of-production method based upon estimates of proved reserves. Such calculations include the estimated future costs to develop proved reserves. Oil and gas reserves are converted to a common unit of measure based on the energy content of 6,000 cubic feet of gas to one barrel of oil. Costs of unevaluated properties are not included in the costs subject to depletion. These costs are assessed periodically for impairment.

During the three months ended March 31, 2013, the Company issued 15,000 shares of its common stock valued at fair market value of $18,750 for oil and gas property. The acquisition expense was capitalized.

Accounts Receivable

The Company establishes provisions for losses on accounts receivable if it determines that it will not collect all or part of the outstanding balance. The Company regularly reviews collectability and establishes or adjusts the allowance as necessary using the specific identification method. At March 31, 2013 and December 31, 2012, no reserve for allowance for doubtful accounts was needed.

New Accounting Pronouncements

Management has considered all recent accounting pronouncements issued since the last audit of our financial statements. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

NOTE 2 – GOING CONCERN

The Company currently utilizes production revenues to fund its operating expenses. The Company’s minimal cash flows from operations, projected cost of capital improvements of the oil and gas wells, and its projected operating losses to be incurred raise substantial doubt about its ability to continue as a going concern. The Company plans to use additional equity financing through fiscal year 2013 to fund potential acquisitions and business expansion.

NOTE 3 – FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs.

F-6

Cardinal Energy Group, Inc.

Notes to the Condensed Financial Statements

For the Periods Ended March 31, 2013 and December 31, 2012

NOTE 3 – FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

The following tables set forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value as of March 31, 2013 and December 31, 2012. As required by ASC 820, a financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels. There were no transfers between fair value hierarchy levels for the years ended March 31, 2013 and December 31, 2012.

The carrying amounts reported in the balance sheets for cash, accounts receivable, loans payable, and accounts payable and accrued expenses, approximate their fair market value based on the short-term maturity of these instruments. The following table presents assets and liabilities that are measured and recognized at fair value as of March 31, 2013 and December 31, 2012, on a recurring basis:

Assets and liabilities at fair value on a recurring basis at March 31, 2013:

	Level 1	Level 2	Level 3	Total
Assets
Marketable securities	$16,940	-	-	$16,940
Total	$16,940	-	-	$16,940

Liabilities
Derivative liability	-	-	$49,079	$49,079
Total	-	-	$49,079	$49,079

Assets and liabilities at fair value on a recurring basis at December 31, 2012:

	Level 1	Level 2	Level 3	Total
Assets
Marketable securities	$124,740	-	-	$124,740
Total	$124,740	-	-	$124,740

Liabilities
Derivative liability	-	-	$74,240	$74,240
Total	-	-	$74,240	$74,240

The balance of the derivative liability decreased from $74,240 on December 31, 2012 to $49,079 on March 31, 2013. This is due to the change in fair value of $25,161, which was recorded as gain on derivative in “Statement of Operations and Other Comprehensive Loss”.

The carrying value of short term financial instruments including cash, accounts payable, accrued expenses and short-term borrowings approximate fair value due to the short period of maturity for these instruments. The long-term debentures payable approximates fair value since the related rates of interest approximate current market rates.

F-7

Cardinal Energy Group, Inc.

Notes to the Condensed Financial Statements

For the Periods Ended March 31, 2013 and December 31, 2012

NOTE 4 - STOCKHOLDERS’ EQUITY

During the three months ended March 31, 2013, the Company issued 217,500 shares of common stock for services valued at fair market value of $271,875.

During the three months ended March 31, 2013 the Company issued 15,000 shares of common stock valued at fair market value of $18,750 for the acquisition of oil and gas property.

NOTE 5 - RELATED PARTY TRANSACTIONS

On January 23, 2013 the Company entered into an agreement in which a related party transferred a $20,000 bond to the Company.

Various general and administrative expenses of the Company as well as loans for operating purposes have been paid for or made by related parties of the Company. During the three months ended March 31, 2013, the Company received cash of $22,500 on these payables, had $14,345 in expenses paid on behalf of the Company, and made payments totaling $80,500 on these related party payables. Related party payables totaled $81,871 and $122,845 at March 31, 2013 and December 31, 2012, respectively. These amounts payable bear no interest, are uncollateralized and due on demand.

NOTE 6 - CONVERTIBLE NOTES PAYABLE

On February 26, 2013 the Company borrowed $53,000 from an unrelated third party entity in the form of a convertible note. The note bears interest at a rate of 8.0 percent per annum, with principal and interest due one year from issuance. The principal balance of the note along with accrued interest is convertible after 180 days, at the option of the note holder, into the Company’s common stock at 58 percent of the current market price. The current market price is defined as the average of the lowest three trading prices for the Common Stock during the ten day period on the latest complete trading day prior to the conversion date. The note is not convertible at March 31, 2013.

During the three months ended March 31, 2013 pursuant to a convertible debenture offering the Company borrowed $133,000. The convertible notes accrue interest at 8% per annum, with principal and interest due two years from issuance. The notes carry a default interest rate of 12% per annum. The notes are exercisable for two years from the issue date into shares of the Company’s common stock at a price of $1 per share.

The Company analyzed the convertible debts for derivative accounting consideration under ASC 815 “Derivatives and Hedging” and determined that derivative accounting is not applicable. The Company further analyzed the convertible debts for a beneficial conversion feature under ASC 470-20 on the date of the notes and determined that a beneficial conversion feature exists. The intrinsic value of the beneficial conversion feature was determined to be $26,050 and was recorded as debt discount. During the three months ended March 31, 2013, debt discount of $1,863 was amortized.

NOTE 7 – WARRANTS AND WARRANT DERIVATIVE LIABILITY

On December 31, 2012 the Company issued 30,000 units at $1.00 per unit resulting in total cash proceeds of $30,000. Each unit sold consists of one share of the Company’s common stock, one Class A Redeemable Warrant, and one Class B Redeemable Warrant.

F-8

Cardinal Energy Group, Inc.

Notes to the Condensed Financial Statements

For the Periods Ended March 31, 2013 and December 31, 2012

NOTE 7 – WARRANTS AND WARRANT DERIVATIVE LIABILITY (continued)

The Class A warrants are exercisable into one share of the Company’s common stock at $5.00 per share, expire on December 31, 2015, and are callable by the Company any time after December 31, 2014 upon 30 days written notice by the Company. If the holders do not exercise the warrants within 30 days of receiving notice from the Company, the warrants terminate 30 days from the date of notice.

The Class B warrants are exercisable into one share of the Company’s common stock at $9.375 per share, expire on December 31, 2017, and are callable by the Company any time after December 31, 2015 upon 30 days written notice by the Company. If the holders do not exercise the warrants within 30 days of receiving notice from the Company, the warrants terminate 30 days from the date of notice.

For both the Class A and Class B warrants, the exercise price and/or the number of shares of common stock to be issued upon exercise is subject to adjustment in certain cases. Such adjustments would be triggered in instances where the Company does any of the following: a) pays a stock dividend, splits or reverse-splits its common stock; b) issues common stock, convertible securities, or debentures to obtain shares at a price less than the warrant exercise price; or c) distributes to shareholders evidences of its indebtedness or securities or assets.

The Company has analyzed this price adjustment provision under ASC 815 “Derivative and Hedging” and determined that these instruments should be classified as liabilities and recorded at fair value do to there being no explicit limit to the number of shares to be delivered upon settlement of the warrants. The Company has estimated the fair value of the derivative using the Black-Scholes option-pricing model at March 31, 2013. Assumptions included (1) 0.38-.80% risk-free interest rate, (2) expected term is the remaining term of the warrant, (3) expected volatility of 181.34-185.16%, (4) zero expected dividends, (5) exercise prices as set within the agreements, (6) common stock price of the underlying share on the valuation date, and (7) number of shares to be issued if the instrument is converted. At March 31, 2013 the embedded derivative liability was valued at $49,079 and a gain of $25,161 was recorded.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Litigation

The Company may be party to various legal actions arising in the ordinary course of business. Matters that are probable of unfavorable outcomes to the Company and which can be reasonably estimated are accrued. Such accruals are based the Company’s estimates of the outcomes of such matters and its experience in contesting, litigating and settling similar matters. There is no litigation or contingencies that require accrual or disclosure as of March 31, 2013 and December 31, 2012.

NOTE 9 – SUBSEQUENT EVENTS

In April 2013 the Company borrowed $42,500 from an unrelated third party entity in the form of a convertible note. The note bears interest at a rate of 8.0 percent per annum, with principal and interest due one year from issuance. The principal balance of the note along with accrued interest is convertible after 180 days, at the option of the note holder, into the Company’s common stock at a 58 percent of the current market price. The current market price is defined as the average of the lowest three trading prices for the Common Stock during the ten day period on the latest complete trading day prior to the conversion date.

F-9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

Cardinal Energy Group, Inc.

Dublin, OH

We have audited the accompanying balance sheets of Cardinal Energy Group, Inc. and its subsidiaries (collectively, the “Company”) as of December 31, 2012 and 2011, and the related statements of operations and comprehensive loss, shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cardinal Energy Group, Inc. and its subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, Cardinal has negative working capital and suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MALONEBAILEY, LLP
MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
March 27, 2013

F-10

Cardinal Energy Group, Inc.

(Formerly Koko, Ltd.)

Balance Sheets

	December 31,	December 31,
	2012	2011

ASSETS
CURRENT ASSETS
Cash	$3,460	$111
Accounts receivable - related party	16,978	-
Investments	124,740	4,620

Total Current Assets	145,178	4,731

PROPERTY AND EQUIPMENT, net	20,073	9,975

OIL AND GAS PROPERTIES (full cost method)
Unproved properties, net of accumulated depletion, depreciation, amortization, and impairment of $579,963 and $-0-, respectively	653,222	1,304,584

OTHER ASSETS
Security deposit	3,452	1,000

Total Other Assets	3,452	1,000

TOTAL ASSETS	$821,925	$1,320,290

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$50,948	$11,925
Related party payables	122,845	10,022
Derivative liability	74,240	-

Total Current Liabilities	248,033	21,947

LONG-TERM LIABILITIES
Asset retirement obligation	7,760	3,986

Total Long-Term Liabilities	7,760	3,986

TOTAL LIABILITIES	255,793	25,933

STOCKHOLDERS’ EQUITY
Common stock, 100,000,000 shares authorized at par value of $0.00001; 34,545,000 and 31,050,000 shares issued and outstanding, respectively	346	311
Additional paid-in capital	3,518,752	3,547,877
Accumulated other comprehensive loss	(2,092,860)	(2,212,980)
Retained earnings (deficit)	(860,106)	(40,851)

TOTAL STOCKHOLDERS’ EQUITY	566,132	1,294,357

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$821,925	$1,320,290

The accompanying notes are an integral part of these financial statements.

F-11

Cardinal Energy Group, Inc.

(Formerly Koko, Ltd.)

Statements of Operations and Other Comprehensive gain (loss)

	For the Years Ended
	December 31,
	2012	2011

REVENUES
Oil and gas revenues	$21,162	$11,727

Total Revenues	21,162	11,727

COST OF SALES
Well operating costs	21,934	3,384

Total Cost of Sales	21,934	3,384

GROSS MARGIN	(772)	8,343

OPERATING EXPENSES
Depreciation and amortization expense	4,100	2,366
Accretion expense	173	110
Bad debt expense	20,000	-
Impairment	579,963	-
Loss on settlement of accounts payable	7,650	-
General and administrative	206,585	39,613

Total Operating Expenses	818,471	42,089

LOSS FROM OPERATIONS	(819,243)	(33,746)

OTHER INCOME (EXPENSES)
Interest expense, net	(12)	(4,529)
Other	-	(3,588)

Total Other Expenses	(12)	(8,117)

LOSS BEFORE INCOME TAXES	(819,255)	(41,863)
PROVISION FOR INCOME TAXES	-	-

NET LOSS	$(819,255)	$(41,863)

OTHER COMPREHENSIVE GAIN (LOSS)
Change in value of investments	120,120	(12,320)

NET COMPREHENSIVE LOSS	$(699,135)	$(54,183)

Basic and diluted loss per common share	(0.03)	(0.00)

Weighted average shares outstanding (basic and diluted)	31,996,630	19,425,678

The accompanying notes are an integral part of these financial statements.

F-12

Cardinal Energy Group, Inc.

(Formerly Koko, Ltd.)

Statements of Stockholders’ Equity

					Accumulated
			Additional		Other
	Common Stock		Paid-In	Accumulated	Comprehensive	Total
	Shares	Amount	Capital	Deficit	Loss	Equity

Balance at December 31, 2010	15,795,508	$158	$2,178,913	$1,012	$(2,200,660)	$(20,577)

Common stock issued for cash	388,125	4	83,111			83,115

Common stock issued for oil and gas properties	14,515,223	145	1,294,789			1,294,934

Common stock issued for conversion of debt	351,144	4	60,493			60,497

Distributions			(69,429)			(69,429)

Unrealized holding gains and losses for available-for-sale-securities					(12,320)	(12,320)

Net loss for year ended December 31, 2011	-	-	-	(41,863)		(41,863)

Balance at December 31, 2011	31,050,000	311	3,547,877	(40,851)	(2,212,980)	1,294,357

Recapitalization pursuant to acquisition of Koko, Ltd.	3,450,000	35	(35)	-	-	-

Common stock issued for settlement of accounts payable	15,000	-	15,150			15,150

Common stock issued for cash	30,000	-	30,000			30,000

Recognition of derivative liability on warrants			(74,240)			(74,240)

Unrealized holding gains and losses for available-for-sale-securities					120,120	120,120

Net loss for year ended December 31, 2012	-	-	-	(819,255)	-	(819,255)

Balance at December 31, 2012	34,545,000	$346	$3,518,752	$(860,106)	$(2,092,860)	$566,132

The accompanying notes are an integral part of these financial statements.

F-13

Cardinal Energy Group, Inc.

(Formerly Koko, Ltd.)

Statements of Cash Flows

	For the Years Ended
	December 31,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(819,255)	$(41,863)
Adjustments to reconcile net loss to net cash provided by operations:
Loss on sale of asset	-	1,595
Loss on settlement of accounts payable	7,650	-
Bad debt expense	20,000	-
Impairment	579,963	-
Accretion	173	110
Depreciation	4,100	2,366
Changes in operating assets and liabilities:
Accounts receivable – related party	(16,978)	-
Other assets	(2,452)	(1,000)
Accounts payable - related party	85,898	-
Accounts payable and accrued expenses	46,523	20,567

Net Cash Used in Operating Activities	(94,378)	(18,225)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid on note receivable	(20,000)	-
Purchase of property and equipment	(14,198)	-
Sale of oil properties	75,000	-

Net Provided by Investing Activities	40,802	-

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of loan payable	-	(5,372)
Capital contribution	-	83,115
Distribution	-	(69,429)
Cash received on notes payable - related party	46,500	10,022
Cash paid on related-party notes payable	(19,575)	-
Cash received on sale of common stock	30,000	-

Net Cash Used in Financing Activities	56,925	18,336

NET (DECREASE) INCREASE IN CASH	3,349	111
CASH AT BEGINNING OF PERIOD	111	-

CASH AT END OF PERIOD	$3,460	$111

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

CASH PAID FOR:
Interest	$12	$230
Income Taxes	-	-

NON-CASH FINANCING ACTIVITIES:
Non-cash contribution of capital	$-	$1,294,934
Debt converted to equity	-	60,497
Unrealized gain (loss) on AFS securities	120,120	(12,320)
Asset retirement obligation	-	3,876
Loan settled by Fixed Assets	-	21,468
Recapitalization of Koko	35
Derivative liability from issuance of warrants	74,240
Revision of ARO estimate	(3,601)
Shares issued for settlement of accounts payable	15,150

The accompanying notes are an integral part of these financial statements.

F-14

Cardinal Energy Group, Inc.

(Formerly Koko, Ltd.)

Notes to the Financial Statements

For the Periods Ended December 31, 2012 and 2011

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Organization

Cardinal Energy Group, LLC (the “Company”) was organized as a Limited Liability Company (“LLC”) on March 10, 2009 under the laws of the State of Ohio.

Effective September 23, 2012 the Company entered into a Share Exchange Agreement with Koko Ltd., a Nevada company (“Koko”), whereby the Company agreed to issue 100 percent of its issued and outstanding shares of common stock in exchange for Koko issuing the shareholders of the Company 31,050,000 shares of Koko. The transaction was accounted for as a reverse-merger recapitalization with Koko the acquirer for legal purposes and the Company the acquirer for accounting purposes. Pursuant to this agreement the Company changed its corporate name from Cardinal Energy Group, LLC to Cardinal Energy Group, Inc. The shareholders of Koko retained 3,450,000 common shares in the transaction. The number of authorized shares in the surviving entity remained at 100,000,000.

The Company has been engaged in the exploration, development, exploitation and production of oil and natural gas. The Company sells its oil and gas products primarily to domestic purchasers of oil and gas production. Its operations are presently focused in the State of California. The recoverability of the capitalized exploration and development costs for these properties is dependent upon the existence of economically recoverable reserves, the ability of Cardinal Energy Group, Inc. to obtain the necessary financing to complete exploration and development, and future profitable production or proceeds from disposition of such property.

During 2011, the Company acquired leases and working interests located in California and Ohio valued at $1,294,934. The value associated with these leases and working interests were assigned to unproved property as the wells were not producing at sustainable levels to be classified as proved reserves.

Basis of Presentation and Use of Estimates

These financial statements have been prepared in accordance with accounting principles generally accepted in United States of America which requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosures of revenues and expenses for the reported year. Actual results may differ from those estimates.

Revenues and direct operating expenses of the California properties represent shareholders’ interest in the properties acquired for the periods prior to the closing date and are presented on the accrual basis of accounting and in accordance with generally accepted accounting principles. The financial statements presented are not indicative of the results of operations of the acquired properties going forward due to changes in the business and inclusion of the above mentioned expenses.

Cash and Cash Equivalents

Cash and cash equivalents are all highly liquid investments with an original maturity of three months or less at the time of purchase and are recorded at cost, which approximates fair value.

Allowance for Doubtful Accounts

Uncollectible accounts receivable are charged directly against earnings when they are determined to be uncollectible. Use of this method does not result in a material difference from the valuation method required by generally accepted accounting principles. At December 31, 2012 and 2011, no reserve for allowance for doubtful accounts was needed.

Oil and Gas Properties

The Company follows the full cost method of accounting for its oil and natural gas properties, whereby all costs incurred in connection with the acquisition, exploration for and development of petroleum and natural gas reserves are capitalized. Such costs include lease acquisition, geological and geophysical activities, rentals on non-producing leases, drilling, completing and equipping of oil and gas wells and administrative costs directly attributable to those activities and asset retirement costs. Disposition of oil and gas properties are accounted for as a reduction of capitalized costs, with no gain or loss recognized unless such adjustment would significantly alter the relationship between capital costs and proved reserves of oil and gas, in which case the gain or loss is recognized to income.

F-15

Cardinal Energy Group, Inc.

(Formerly Koko, Ltd.)

Notes to the Financial Statements

For the Periods Ended December 31, 2012 and 2011

Depletion and depreciation of proved oil and gas properties is calculated on the units-of-production method based upon estimates of proved reserves. Such calculations include the estimated future costs to develop proved reserves. Oil and gas reserves are converted to a common unit of measure based on the energy content of 6,000 cubic feet of gas to one barrel of oil. Costs of unevaluated properties are not included in the costs subject to depletion. These costs are assessed periodically for impairment. For the year ended December 31, 2012, management decided to forego development on certain unproved property leases. As a result, $579,963 of cost associated with these leases was transferred into the evaluated property pool and ultimately impaired. As of December 31, 2012 and 2011 there were no proved reserves.

Ceiling Test

In applying the full cost method, the Company performs an impairment test (ceiling test) at each reporting date, whereby the carrying value of oil and gas property and equipment is limited to the “estimated present value” of the future net revenues from its proved reserves, discounted at a 10-percent interest rate and based on current economic and operating conditions, plus the cost of properties not being amortized, plus the lower of cost or fair market value of unproved properties included in costs being amortized, less the income tax effects related to any book and tax basis differences of the properties. Impairments on unproved properties transferred into the evaluated property pool were $579,963 and $0 for the years ended December 31, 2012 and 2011 respectively.

Property and Equipment

Support equipment and other property and equipment are valued at cost and depreciated over their estimated useful lives, using the straight-line method over estimated useful lives of 3 to 5 years. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions of equipment are reflected in income or loss from operations.

Valuation of Long-Lived Assets

The Company follows ASC 360 regarding the valuations and carrying values of its long-lived assets. Long-lived tangible assets and definite-lived intangible assets are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The Company uses an estimate of undiscounted future net cash flows of the assets over the remaining useful lives in determining whether the carrying value of the assets is recoverable. If the carrying values of the assets exceed the expected future cash flows of the assets, the Company recognizes an impairment loss equal to the difference between the carrying values of the assets and their estimated fair values.

Stock-based Compensation

The Company follows the provisions of ASC 718 which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The Company uses the Black-Scholes pricing model for determining the fair value of stock-based compensation.

Equity instruments issued to non-employees for goods or services are accounted at fair value when the service is complete or a performance commitment date is reached, whichever is earlier.

Basic Loss per Share

Basic loss per share is calculated by dividing the Company’s net loss applicable to common stockholders by the weighted average number of common shares during the period. Diluted loss per share is calculated by dividing the Company’s net loss available to common stockholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of December 31, 2012 or 2011.

F-16

Cardinal Energy Group, Inc.

(Formerly Koko, Ltd.)

Notes to the Financial Statements

For the Periods Ended December 31, 2012 and 2011

Asset Retirement Obligation

The Company follows FASB ASC 410, Asset Retirement and Environmental Obligations which requires entities to record the fair value of a liability for asset retirement obligations (“ARO”) and record a corresponding increase in the carrying amount of the related long-lived asset. The asset retirement obligation primarily relates to the abandonment of oil and gas properties. The present value of the estimated asset retirement cost is capitalized as part of the carrying amount of oil and gas properties and is depleted over the useful life of the asset. The settlement date fair value is discounted at our credit adjusted risk-free rate in determining the abandonment liability. The abandonment liability is accreted with the passage of time to its expected settlement fair value. Revisions to such estimates are recorded as adjustments to ARO. At the time the abandonment cost is incurred, the Company is required to recognize a gain or loss if the actual costs do not equal the estimated costs included in ARO. The ARO is based upon numerous estimates and assumptions, including future abandonment costs, future recoverable quantities of oil and gas, future inflation rates, and the credit-adjusted risk-free interest rate. The ARO is $7,760 and $3,986 as of December 31, 2012 and 2011. The Company accreted $173 and $110 to ARO during the year ended December 31, 2012 and 2011, respectively.

Available-for-Sale Securities

The Company’s available-for-sale securities consist of investments in marketable securities. The Company carries its investment at fair value based upon quoted market prices. Unrealized holding gains (losses) on available-for-sale securities are excluded from earnings and reported as accumulated other comprehensive gain (loss), a separate component of stockholders’ equity (deficit), until realized. The Company recorded unrealized gains (losses) of $120,120 and ($12,320) during the years ended December 31, 2012 and 2011, respectively. Accumulated Other Comprehensive Losses were $2,092,860 and $2,212,980 as of December 31, 2012 and 2011, respectively.

Income Taxes

The Company accounts for income taxes in accordance with accounting guidance now codified as ASC 740, “Income Taxes,” which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities.

A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

The Company applies the provisions of ASC 740, “Accounting for Uncertainty in Income Taxes”. The ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The ASC provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company did not identify any material uncertain tax positions on returns that have been filed or that will be filed. The Company did not recognize any interest or penalties for unrecognized tax benefits during the years ended December 31, 2012 and 2011, nor were any interest or penalties accrued as of December 31, 2012.

Concentration

The Company sold all of its oil and natural gas production to one customer in 2012 and 2011.

Revenue and Cost Recognition

The Company uses the sales method to account for sales of crude oil and natural gas. Under this method, revenues are recognized based on actual volumes of oil and gas sold to purchasers. The volumes sold may differ from the volumes to which the Company is entitled based on the interest in the properties. These differences create imbalances which are recognized as a liability only when the imbalance exceeds the estimate of remaining reserves. Costs associated with production are expensed in the period incurred.

During the years ended December 31, 2012 and 2011, the Company recorded revenues of $21,162 and $11,727, respectively. These revenues were generated on relatively insignificant volumes produced during these years. The volumes were not at a sustainable level to support proved reserves.

F-17

Cardinal Energy Group, Inc.

(Formerly Koko, Ltd.)

Notes to the Financial Statements

For the Periods Ended December 31, 2012 and 2011

New Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update (ASU) 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”. ASU 2011-04 amends the Fair Value Measurement Topic of the ASC to clarify the FASB’s intent about the application of existing fair value measurement requirements and change certain principles or requirements for measuring fair value or disclosing information about fair value measurements. ASU 2011-04 became effective for interim and annual fiscal periods beginning after December 15, 2011. The adoption of ASU 2011-04 did not have a material impact on Cardinal’s financial statements.

In June 2011, the FASB issued ASU 2011-05 “Comprehensive Income (Topic 220): Presentation of Comprehensive Income.” ASU 2011-05 is intended to increase the prominence of comprehensive income in the financial statements by requiring that an entity that reports items of comprehensive income do so in either one continuous or two consecutive financial statements. ASU 2011-05 also requires separate presentation on the face of the financial statements for items reclassified from other comprehensive income into net income. Subsequently, in December 2011, the FASB deferred the effective date of the provisions of ASU 2011-05 relating to the presentation of reclassification adjustments out of accumulated other comprehensive income. The provisions of ASU 2011-05 not deferred by the FASB became effective for interim and annual fiscal periods beginning after December 15, 2011. Retroactive application is required. The adoption of ASU 2011-05 did not have a material impact on Cardinal’s financial statements.

In February 2013, the FASB issued ASU 2013-02 “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” (ASU 2013-02). ASU 2013-02 amends ASU 2011-05 and requires that entities disclose additional information about amounts reclassified out of Accumulated Other Comprehensive Income (AOCI) by component. Significant amounts reclassified out of AOCI are required to be presented either on the face of the Consolidated Statements of Income and Comprehensive Income or in the notes to the financial statements. The requirements of ASU 2013-02 are effective for fiscal years and interim periods in those years beginning after December 15, 2012. Cardinal does not expect the adoption of ASU 2013-02 to have a material impact on Cardinal’s financial statements.

NOTE 2 – GOING CONCERN

The Company currently utilizes production revenues to fund its operating expenses. The Company’s negative cash flows from operations, working capital deficit, projected cost of capital improvements of the oil and gas wells, and its projected operating losses to be incurred raise substantial doubt about its ability to continue as a going concern. The Company plans to use additional equity financing through fiscal year 2013 to fund potential acquisitions and business expansion. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs.

The following tables set forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value as of December 31, 2012 and 2011. As required by ASC 820, a financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels. There were no transfers between fair value hierarchy levels for the years ended December 31, 2012 and 2011.

F-18

Cardinal Energy Group, Inc.

(Formerly Koko, Ltd.)

Notes to the Financial Statements

For the Periods Ended December 31, 2012 and 2011

The carrying amounts reported in the balance sheets for cash, accounts receivable, loans payable, and accounts payable and accrued expenses, approximate their fair market value based on the short-term maturity of these instruments. The following table presents assets and liabilities that are measured and recognized at fair value as of December 31, 2012 and 2011, on a recurring basis:

Assets and liabilities measured at fair value on a recurring basis at December 31, 2012:

	Level 1	Level 2	Level 3	Total
Assets
Marketable securities	$124,740	$-	$-	$124,740
Total	$124,740	$-	$-	$124,740

Liabilities
Derivative liability	$-	$-	$74,240	$74,240
Total	$-	$-	$74,240	$74,240

Assets measured at fair value on a recurring basis at December 31, 2011:

	Level 1	Level 2	Level 3	Total
Assets
Marketable securities	$4,620	$-	$-	$4,620
Total	$4,620	$-	$-	$4,620

The carrying value of short term financial instruments including cash, accounts payable, accrued expenses and short-term borrowings approximate fair value due to the short period of maturity for these instruments. The long-term debentures payable approximates fair value since the related rates of interest approximate current market rates.

NOTE 4 – OIL AND GAS PROPERTIES

The Company holds oil and gas leases in California and Ohio. The oil and gas leases are classified as unproved properties due to the limited oil and gas production from the properties. The Company recorded impairment of its oil and gas properties in the amount of $579,963 and $0 as of December 31, 2012 and 2011 respectively.

During the year ended December 31, 2012, the Company sold interests in its oil and gas properties for $75,000. The sales were recorded as a reduction in the basis in the properties and no gain or loss was recognized on the transactions.

NOTE 5 – NOTE RECEIVABLE

During the year ended December 31, 2012 the Company paid $20,000 to a third-party entity in the form of a note receivable. The note is unsecured, bears interest of 4% per annum, and was due in October 2012. The note is currently in default. The Company fully allowed for the note and recorded $20,000 of bad debt expense as of December 31, 2012.

NOTE 6 – COMMON STOCK

During the year ended December 31, 2011 the Company issued 388,125 shares of common stock for cash of $83,115.

During the year ended December 31, 2011 the Company issued 14,515,223 shares of common stock for oil and gas properties. The shares were valued at $1,294,934.

During the year ended December 31, 2011 the Company issued 351,144 shares of common stock for conversion of debt. The shares were valued at $60,497.

At December 31, 2012, the Company had 100,000,000 shares of common stock authorized and 34,545,000 shares of common stock issued and outstanding.

F-19

Cardinal Energy Group, Inc.

(Formerly Koko, Ltd.)

Notes to the Financial Statements

For the Periods Ended December 31, 2012 and 2011

On September 23, 2012 the Company issued 3,450,000 shares of common stock in connection with the reverse merger with Koko, Ltd. (see Note 1).

In October 2012 the Company approved a one for two and a half reverse stock split of the Company’s outstanding common stock. The reverse stock split became effective on November 5, 2012 and as a result of the reverse stock split, the issued and outstanding shares of the Company’s common stock decreased to 34,500,000 shares, without any change in the par value of such shares. These financial statements and accompanying notes to the financial statements give retroactive effect to the reverse stock split for all periods presented.

During the year ended December 31, 2012, the Company issued 30,000 units at $1.00 per unit resulting in total cash proceeds of $30,000. Each unit sold consists of one share of the Company’s common stock, one Class A Redeemable Warrant, and one Class B Redeemable Warrant (see Note 11).

During the year ended December 31, 2012, the Company issued 15,000 shares of stock for settlement of accounts payable. The shares were valued at $1.01 per share for a total fair value of $15,150. The company recognized a loss on settlement of accounts payable in the amount of $7,650.

NOTE 7 – RELATED PARTY TRANSACTIONS

Various general and administrative expenses of the Company as well as loans for operating purposes have been paid for or made by related parties of the Company. During the year ended December 31, 2012 the Company received cash of $46,500 on these payables, had $85,898 in expenses paid on behalf of the Company, and made payments totaling $19,575 on these related-party payables. Related party payables totaled $122,845 and $10,022 at December 31, 2012 and 2011, respectively. These amounts payable bear no interest, are uncollateralized and due on demand.

NOTE 8 – ASSET RETIREMENT OBLIGATION

The following table sets forth the principal sources of change of the asset retirement obligation for the years ended December 31, 2012 and 2011:

	2012	2011

Asset retirement obligations, beginning of period	$3,986	$-
Revisions in estimated liabilities	3,601	-
Asset retirement obligations assumed	-	3,876
Accretion expense	173	110

Asset retirement obligations, end of period	$7,760	$3,986

The Company does not maintain an escrow agreement or performance bond to assure the administration of the plugging and abandonment obligations assumed.

NOTE 9 – INCOME TAXES

The Company’s provision for income taxes was $-0- for the years ended December 31, 2012 and 2011, respectively, since the Company has accumulated taxable losses from operations. ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company’s opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a full valuation allowance equal to the deferred tax asset has been recorded.

The total deferred tax asset is calculated by multiplying a 39 percent marginal tax rate by the cumulative Net Operating Loss (“NOL”). At December 31, 2012, the Company has available $844,956 of NOL’s which expire in various years beginning in 2031 and carrying forward through 2032. The tax effects of significant items comprising the Company’s net deferred taxes as of December 31, 2012 and 2011 were as follows:

F-20

Cardinal Energy Group, Inc.

(Formerly Koko, Ltd.)

Notes to the Financial Statements

For the Periods Ended December 31, 2012 and 2011

	December 31,
	2012	2011

Cumulative NOL	$844,956	$40,851

Deferred Tax Assets:
Net operating loss carry forwards	329,533	15,932
Valuation allowance	(329,533)	(15,932)
	$-	$-

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 39 percent to net loss before provision for income taxes for the following reasons:

	December 31,
	2012	2011

Income tax benefit at U. S. federal statutory rates:	$(329,533)	$(15,932)
Change in valuation allowance	329,533	15,932
	$-	$-

The Company files federal and Ohio income tax returns subject to statutes of limitations. The years ended December 31, 2012, 2011, and 2010 are subject to examination by federal and state tax authorities.

NOTE 10 – WARRANTS AND WARRANT DERIVATIVE LIABILITY

On December 31, 2012 the Company issued 30,000 units at $1.00 per unit resulting in total cash proceeds of $30,000. Each unit sold consists of one share of the Company’s common stock, one Class A Redeemable Warrant, and one Class B Redeemable Warrant.

The Class A warrants are exercisable into one share of the Company’s common stock at $5.00 per share, expire on December 31, 2015, and are callable by the Company any time after December 31, 2014 upon 30 days written notice by the Company. If the holders do not exercise the warrants within 30 days of receiving notice from the Company, the warrants terminate 30 days from the date of notice.

The Class B warrants are exercisable into one share of the Company’s common stock at $9.375 per share, expire on December 31, 2017, and are callable by the Company any time after December 31, 2015 upon 30 days written notice by the Company. If the holders do not exercise the warrants within 30 days of receiving notice from the Company, the warrants terminate 30 days from the date of notice.

For both the Class A and Class B warrants, the exercise price and/or the number of shares of common stock to be issued upon exercise is subject to adjustment in certain cases. Such adjustments would be triggered in instances where the Company does any of the following: a) pays a stock dividend, splits or reverse-splits its common stock; b) issues common stock, convertible securities, or debentures to obtain shares at a price less than the warrant exercise price; or c) distributes to shareholders evidences of its indebtedness or securities or assets.

The Company has analyzed this price adjustment provision under ASC 815 “Derivative and Hedging” and determined that these instruments should be classified as liabilities and recorded at fair value do to there being no explicit limit to the number of shares to be delivered upon settlement of the warrants. The Company has estimated the fair value of the derivative using the Black-Scholes option-pricing model. Assumptions included (1) 0.72-1.18% risk-free interest rate, (2) expected term is the term of the warrant, (3) expected volatility of 304-389%, (4) zero expected dividends, (5) exercise prices as set for thin the agreements, (6) common stock price of the underlying share on the valuation date, and (7) number of shares to be issued if the instrument is converted. At December 31, 2012 the embedded derivative liability was valued at $74,240.

F-21

Cardinal Energy Group, Inc.

(Formerly Koko, Ltd.)

Notes to the Financial Statements

For the Periods Ended December 31, 2012 and 2011

Changes in stock purchase warrants during the periods ended December 31, 2011 and December 31, 2012 are as follows:

		Weighted Average	Aggregate		Weighted Average
	Number of	Exercise	Intrinsic		Remaining
	Warrants	Price	Value	Exercisable	Life
Outstanding, December 31, 2011	-	$-	$-	-	$-
Exercisable, December 31, 2011	-	-			-
Granted	60,000	$4.00	$	60,000	5 years
Exercised	-	-			-
Cancelled	-	-			-
Outstanding, December 31, 2012	60,000	$4.00	$-	60,000	5 years
Exercisable, December 31, 2012	60,000	$4.00	$-	60,000	5 years

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Litigation

The Company may be party to various legal actions arising in the ordinary course of business. Matters that are probable of unfavorable outcomes to the Company and which can be reasonably estimated are accrued. Such accruals are based the Company’s estimates of the outcomes of such matters and its experience in contesting, litigating and settling similar matters. There is no litigation or contingencies that require accrual or disclosure as of December 31, 2012 and 2011.

NOTE 12 – SUBSEQUENT EVENTS

On January 9, 2013 the Company issued 100,000 shares of common stock for prepaid services.

On February 6, 2013 the Company issued 227,500 restricted shares of common stock for services.

On February 6, 2013 the Company issued 15,000 restricted shares of common stock for acreage contribution.

On January 23, 2013 the Company entered into an agreement in which a related party transferred a $20,000 bond to the Company.

Subsequent to December 31, 2012 the Company borrowed $53,000 from an unrelated third party entity in the form of a convertible note. The note bears interest at a rate of 8.0 percent per annum, with principal and interest due one year from issuance. The principal balance of the note along with accrued interest is convertible after 180 days, at the option of the note holder, into the Company’s common stock at a 58 percent of the current market price. The current market price is defined as the average of the lowest three trading prices for the Common Stock during the ten day period on the latest complete trading day prior to the conversion date.

Subsequent to December 31, 2012 pursuant to a convertible debenture offering the Company borrowed $83,000. The convertible notes accrue interest at 8% per annum, with principal and interest due two years from issuance. The notes carry a default interest rate of 12% per annum. The notes are exercisable for two years from the issue date into shares of the Company’s common stock at a price of $1 per share.

Subsequent to December 31, 2012 the Company made payments on related party advances of $35,500.

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PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$500.00
Printing Expenses	3,000.00
Accounting Fees and Expenses	8,000.00
Legal Fees and Expenses	7,500.00
Blue Sky Fees/Expenses	3,000.00
Transfer Agent Fees	3,000.00
TOTAL	$25,000.00

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Subsection 1 of the Nevada Revised Statute § 78.7502 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person:

(a) Is not liable pursuant to NRS §78.138; or

(b) Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS §78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

Subsection 2 of the Nevada Revised Statute Annotated § 78.7502 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person:

(a) Is not liable pursuant to NRS §78.138; or

(b) Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Subsection 3 of the Nevada Revised Statute Annotated § 78.7502 provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

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Article 3 of our Articles of Incorporation and Article X of our Bylaws provide to the general effect that we will indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

The Registrant has sold the following securities that were made in reliance on exemption from registration provided by under Section 4(a)(2) of the Securities Act of 1933, as amended, as we reasonably believed that the investors were sophisticated, that no general solicitations were involved, and the transactions did not otherwise involve a public offering (all share amounts give effect to a 1 for 2.5 reverse stock split of our common stock effective as of November 5, 2012):

In December 2010, we issued 233,000 shares of common stock to 27 individuals in consideration of $0.50 per share or a total of $116,500.

In March 2011, we issued 7,000 shares of common stock to 2 individuals in consideration of $0.50 per share or a total of $3,500.

In May 2011, we issued 10,000 shares of common stock to one individual in consideration of $0.50 per share or a total of $5,000.

On September 30, 2012, we issued 31,050,000 shares of our unregistered common stock to 32 individuals and/or entities in exchange for all of the issued and outstanding ownership interests of Cardinal Energy Group, LLC.

On December 31, 2012 we issued 30,000 units at $1.00 per unit resulting in total cash proceeds of $30,000. Each unit consists of one share of our common stock, one Class A Redeemable Warrant and one Class B Redeemable Warrant. The Class A warrants are exercisable into one share of our common stock at $5.00 per share, expire on December 31, 2015, and are callable by us any time after December 31, 2014 upon 30 days written notice by us. If the holders do not exercise the warrants within 30 days of receiving notice from us, the warrants terminate 30 days from the date of notice. The Class B warrants are exercisable into one share of our common stock at $9.375 per share, expire on December 31, 2017, and are callable by us any time after December 31, 2015 upon 30 days written notice by us. If the holders do not exercise the warrants within 30 days of receiving notice from us, the warrants terminate 30 days from the date of notice. For both the Class A and Class B warrants, the exercise price and/or the number of shares of common stock to be issued upon exercise is subject to adjustment in certain cases. Such adjustments would be triggered in instances where we do any of the following: a) pay a stock dividend, split or reverse-split our common stock; b) issue common stock, convertible securities, or debentures to obtain shares at a price less than the warrant exercise price; or c) distribute to shareholders evidences of its indebtedness or securities or assets.

On February 26, 2013 we borrowed $53,000 from an unrelated third party entity in the form of a convertible note. The note bears interest at a rate of 8.0 percent per annum, with principal and interest due one year from issuance. The principal balance of the note along with accrued interest is convertible after 180 days, at the option of the note holder, into our common stock at 58 percent of the average of the lowest three trading prices for our common stock during the ten day period on the latest complete trading day prior to the conversion date.

During the three months ended March 31, 2013 pursuant to a convertible debenture offering the Company borrowed $133,000. The convertible notes accrue interest at 8% per annum, with principal and interest due two years from issuance. The notes carry a default interest rate of 12% per annum. The notes are exercisable for two years from the issue date into shares of our common stock at a price of $1 per share.

During the three months ended March 31, 2013, we issued 217,500 shares of common stock for services valued at fair market value of $271,875.

During the three months ended March 31, 2013 we issued 15,000 shares of common stock valued at fair market value of $18,750 for the acquisition of oil and gas property.

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ITEM 16.	EXHIBITS.

Exhibit		Incorporated by reference			Filed
No.	Document Description	Form	Date	Number	herewith
3.1(a)	Articles of Incorporation of Koko, Ltd.	S-1	3/12/09	3.1
3.1(b)	Articles of Merger and Amendment of Koko, Ltd. and Cardinal Energy Group, LLC.	8-K	10/17/12	2.1
3.1(c)	Amendment to Articles of Incorporation of Cardinal Energy Group, Inc.	10-Q	5/15/13	3.1(b)
3.2	Bylaws of Koko, Ltd.	S-1	3/12/09	3.2
3.3	Articles of Organization of Continental Energy Partners, LLC.	8-K	10/4/12	3.3
3.4	Amended Articles of Organization of Cardinal Energy Group, LLC.	8-K	10/4/12	3.4
3.5	Operating Agreement of Cardinal Energy Group, LLC.	8-K	10/4/12	3.5
4.1	Form of Class A Redeemable Warrant.	10-Q	5/15/13	4.1
4.2	Form of Class B Redeemable Warrant.	10-Q	5/15/13	4.2
4.3	Form of Subscription Agreement.				X
5.1	Opinion of Legal & Compliance, LLC.				X
10.1	License Agreement with Gregory Ruff.	S-1	6/13/11	10.1
10.2	Share Exchange Agreement.	8-K	10/4/12	10.4
10.3	Commercial Lease Agreement – Triangle Commercial Properties, LLC.	10-K	4/1/13	10.2
10.4	8% Convertible Promissory Note dated February 26, 2013.	10-Q	5/15/13	10.6
10.5	Form of 8% Convertible Debenture.	10-Q	5/15/13	10.7
10.6	Consulting Agreement with Atlanta Capital Partners, LLC dated May 31, 2013.	8-K	6/07/13	10.8
10.7	Working Interest Purchase Agreement with HLA Interests, LLC dated July 3, 2013	8-K	7/08/13	10.1
10.8	Form of Secured Promissory Note	8-K	7/08/13	10.2
10.9	Form of Security Agreement	8-K	7/08/13	10.3
14.1	Code of Ethics	10-K	4/1/10	14.1
23.1	Consent of MaloneBailey LLP.				X
23.2	Consent of Legal & Compliance, LLC.				X
99.1	Audit Committee Charter	10-K	4/1/10	99.1
99.2	Disclosure Committee Charter	10-K	4/1/10	99.2

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ITEM 17.	UNDERTAKINGS.

1. The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (B)(1)(i) and (B)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2. The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A)	For purposes of determining liability under the Securities Act of 1933, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

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(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio on this 31st day of July, 2013.

CARDINAL ENERGY GROUP, INC.

BY:	/s/ Timothy W. Crawford
Timothy W. Crawford
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Timothy W. Crawford	Chief Executive Officer (Principal Executive Officer) and Director	July 31, 2013
Timothy W. Crawford

/s/ Daniel Troendly	Chief Financial Officer (Principal Financial and Accounting Officer)	July 31, 2013
Daniel Troendly

/s/ John C. May	Senior Vice President and Director	July 31, 2013
John C. May

/s/ Terrance Dunne	Chairman of the Board of Directors	July 31, 2013
Terrance Dunne

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